SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BOK FINANCIAL CORPORATION
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March 18, 2015

To Our Shareholders:

The Annual Meeting of Shareholders of BOK Financial Corporation will be held this year on Tuesday, April 28, 2015, at 2:00 p.m. local time. This year’s Annual Meeting will be a virtual meeting of shareholders. You will be able to participate in the meeting, vote, and submit questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/BOKF2015 and entering your secure control number, which can be found on the enclosed proxy card. Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is our Annual Report to Shareholders, covering the fiscal year ended December 31, 2014.

We hope that you will be able to attend this meeting via live webcast, but all shareholders, whether or not they expect to attend the meeting, are requested to complete, date and sign the enclosed proxy and return it in the enclosed envelope as promptly as possible.

Sincerely,

George B. Kaiser, Chairman of the
Board of Directors

Steven G. Bradshaw, President and
Chief Executive Officer

BOK FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 28, 2015

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of BOK Financial Corporation (the “Company” or “BOK Financial”), an Oklahoma corporation, will be held via live webcast at www.virtualshareholdermeeting.com/BOKF2015 on April 28, 2015, at 2:00 p.m. local time, for the following purposes:

1.	To fix the number of directors to be elected at twenty-two (22) and to elect twenty-two (22) persons as directors for a term of one year or until their successors have been elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2015;

3.	To consider an advisory vote to approve the compensation of the named executive officers; and

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s Bylaws.

The Board recommends that shareholders vote FOR (i) the director nominees named in the accompanying Proxy Statement, (ii) the ratification of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2015; and (iii) the approval of the named executive officers’ compensation.

Only shareholders of record at the close of business on February 27, 2015 shall be entitled to receive notice of, and to vote at, the annual meeting. A complete list of shareholders entitled to vote will be available for inspection at our offices, Bank of Oklahoma Tower, One Williams Center, Tulsa, OK 74172, and electronically during the annual meeting at www.virtualshareholdermeeting.com/BOKF2015.

BY ORDER OF THE BOARD OF DIRECTORS

Frederic Dorwart, Secretary
March 18, 2015
Tulsa, Oklahoma

BOK FINANCIAL CORPORATION
Bank of Oklahoma Tower
Tulsa, Oklahoma 74172

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be held April 28, 2015

General

The enclosed proxy is solicited on behalf of the Board of Directors of BOK Financial Corporation for use at our annual meeting of shareholders. The annual meeting will be held on Tuesday, April 28, 2015, at 2:00 p.m. local time via live webcast at www.virtualshareholdermeeting.com/BOKF2015.

These proxy materials will be mailed on or about March 18, 2015 to holders of record of common stock as of the close of business on February 27, 2015.

Voting by Proxy

If you are the “record holder” of your shares (shares owned in your own name and not through a bank or brokerage firm), you may vote by phone, by mail, over the Internet, or in person (via live webcast) at the annual meeting. We encourage you to vote by phone, mail, or on the Internet in advance of the meeting even if you plan to attend the live webcast of the meeting.

If not revoked, your proxy will be voted at the annual meeting in accordance with your instructions marked on the proxy card. If you fail to mark your proxy with instructions, your proxy will be voted in accordance with the recommendations of the Board of Directors: (1) FOR the election of the twenty-two (22) nominees for director listed in this Proxy Statement, (2) FOR the ratification of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2015, and (3) FOR the approval of the named executives’ compensation. If you are voting shares held in the BOK Financial Thrift Plan and you fail to mark your proxy with instructions, your shares will be voted by the Trustee of the Thrift Plan in the same ratio as those shares credited to the account of the Thrift Plan members who do give instructions to the Trustee.
If you hold your shares in “street name” (shares held in the name of a bank or broker on a person’s behalf), you must vote by following the instructions on the form that you receive from your broker or nominee. Without your instructions, your broker or nominee is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2), but is not permitted to use discretion and vote your shares on non-routine matters (such as Items 1 and 3). We urge you to give voting instructions to your broker on all voting items.
As to any other matter that may properly be brought before the annual meeting, your proxy will be voted as the Board of Directors may recommend. If the Board of Directors makes no recommendation, your proxy will be voted as the proxy holder named in your proxy card deems advisable. The Board of Directors does not know of any other matter that is expected to be presented for consideration at the annual meeting.

Any shareholder executing a proxy retains the right to revoke it any time prior to exercise at the annual meeting. A proxy may be revoked by (i) delivery of written notice of revocation to Frederic Dorwart, Secretary, at 124 East Fourth Street, Tulsa, Oklahoma 74103, (ii) execution and delivery of a later proxy to the address indicated on the proxy card, or (iii) voting the shares electronically at the annual meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

Voting and Quorum Requirements at the Meeting

Only holders of shares of common stock of the Company at the close of business on February 27, 2015 (the “record date”) are entitled to notice of and to vote at the annual meeting. On the record date, there were 68,974,813 shares of common stock entitled to vote.

You will have one vote for each share of common stock held by you on the record date.

In order to have a meeting it is necessary that a quorum be present. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.

The affirmative vote of the holders of shares representing a majority of the voting power of the shareholders present or represented at the meeting in which a quorum is present and entitled to vote is required for approval of all matters other than election of directors. Directors are elected by the affirmative vote of the holders of shares representing a majority of the voting power of the shareholders present or represented at the meeting in which a quorum is present and entitled to vote for the election of directors, but if the number of nominees exceeds the number of directors to be elected (i.e. a contested election), the shareholders shall instead elect the directors by plurality vote of the shares present in person or by proxy.

George B. Kaiser currently owns approximately 57.7% of the outstanding common stock and plans to vote all of his shares.
Solicitation of Proxies

We are paying for all our costs incurred in soliciting proxies for the annual meeting. In addition to solicitation by mail, we may use our directors, officers and regular employees to solicit proxies by telephone or otherwise. These personnel will not be specifically compensated for these services. We will pay persons holding shares of common stock for the benefit of others, such as nominees, brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owner.
Annual Report

Our Annual Report to Shareholders, covering the fiscal year ended December 31, 2014, including audited financial statements, is enclosed. No parts of the Annual Report are incorporated in this Proxy Statement or are deemed to be a part of the material for the solicitation of proxies.

Principal Shareholders of the Company

To the extent known to the Board of Directors of the Company, as of February 27, 2015, the only shareholders of the Company having beneficial ownership of more than 5% of the shares of common stock of the Company are as set forth below:

Name & Address of Beneficial Owner	Beneficial Ownership	Class

George B. Kaiser(1)	39,809,369	57.7%
P.O. Box 21468, Tulsa, Oklahoma 74121-1468

George Kaiser Family Foundation	6,989,536	10.1%
7020 South Yale, Suite 220, Tulsa, OK, 74136

(1)	Includes 327,121shares owned by Assurances Company II, LLC of which Mr. Kaiser is the sole member.

Security Ownership of Certain Beneficial Owners and Management

As of February 27, 2015, there were 68,974,813 shares of common stock issued and outstanding. The following table sets forth, as of February 27, 2015, the beneficial ownership of common stock of BOK Financial by those persons who were, at December 31, 2014, (i) the Chief Executive Officer (Steven G. Bradshaw), (ii) the Chief Financial Officer (Steven E. Nell), and (iii) the three other most highly compensated executive officers of the Company who were serving as executive officers at the end of 2014 (the “named executives”); each director and nominee; and, as a group, all such persons and other executive officers not named in the table.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)		Percent of Class(2)

Alan S. Armstrong	475		*
Norman P. Bagwell	38,937	(3)	*
C. Fred Ball, Jr.	18,991	(4)	*
Sharon J. Bell	76,555	(5)	*
Peter C. Boylan, III	5,370	(6)	*
Steven G. Bradshaw	126,119	(7)	*
Chester Cadieux, III	2,050		*
Joseph W. Craft, III	1,559		*
Daniel H. Ellinor	86,500	(8)	*
John W. Gibson	1,416		*
David F. Griffin	41,141	(9)	*
V. Burns Hargis	20,604	(10)	*
Douglas D. Hawthorne	3,164	(11)	*
Kimberley D. Henry	150		*
E. Carey Joullian, IV	4,777	(12)	*
George B. Kaiser	39,809,369	(13)	57.7%
Robert J. LaFortune	39,556		*
Stanley A. Lybarger	41,584	(14)	*
Steven J. Malcolm	2,542	(15)	*
Steven E. Nell	138,797	(16)	*
Donald T. Parker	108,633	(17)	*
E.C. Richards	3,517	(18)	*
John Richels	575		*
Michael C. Turpen	1,038	(19)	*
R. A. Walker	20		*

All directors, nominees, and executive officers listed on page 23 (31 persons)	40,716,205		58.9%
* Less than one percent (1%)

(1)    Except as otherwise indicated, all shares are beneficially owned and the sole investment and voting power is held by the person named. Certain shares included here (i.e. options exercisable within 60 days and unvested restricted stock granted as of February 27, 2015) do not count towards an executive’s stock ownership for purposes of the BOKF Executive Stock Ownership Guidelines discussed on page 28.

(2)     All percentages are rounded to the nearest tenth, and are based upon the number of shares outstanding as of the date set forth above. For purposes of computing the percentages of the outstanding shares owned by the persons in the table, any shares such persons are deemed to own by having a right to acquire such shares by exercise of an option are included, but shares acquirable by other persons by the exercise of stock options are not included.

(3)    Includes options to purchase 7,657 shares of BOK Financial common stock immediately exercisable or becoming exercisable within 60 days. Also includes 20,219 shares of restricted stock and 5,988 shares held in the BOK Thrift Plan.

(4)     Includes options to purchase 6,904 shares of BOK Financial common stock immediately exercisable or becoming exercisable within 60 days. Also includes 5,267 shares owned by C. Fred Ball, Jr. IRA.

(5)     Includes 2,791 shares owned by Ms. Bell’s spouse, Gregory Allen Gray. Also includes 18,440 shares indirectly owned by the J. A. Chapman and Leta M. Chapman Trust (1949), of which Ms. Bell is individual trustee, and 21,329 shares indirectly owned by the Leta McFarlin Chapman Trust (1974), of which Ms. Bell is co-trustee.

(6)     Includes 2,000 shares indirectly owned by Boylan Capital Partners, LP and 3,370 shares indirectly owned by the Peter C. Boylan III Revocable Trust.

(7)    Includes 55,114 shares owned by the Steven G. Bradshaw Revocable Trust, of which Mr. Bradshaw and Marla Bradshaw are trustees. Includes options to purchase 15,581 shares of BOK Financial common stock immediately exercisable or becoming exercisable within 60 days. Also includes 35,178 shares of restricted stock, and 4,147 shares held in the BOK Thrift Plan.

(8)    Includes options to purchase 15,483 shares of BOK Financial common stock immediately exercisable or becoming exercisable within 60 days. Also includes 31,871 shares of restricted stock.

(9)    Includes 38,903 shares indirectly owned by Doppler Investments, LP and 675 shares indirectly owned by the David F. Griffin Revocable Trust.

(10)    Includes 725 shares owned jointly by Mr. Hargis and Ann Hargis and 19,879 shares indirectly owned by Devonshire Holdings, LLC.

(11)    Includes 450 shares indirectly owned by Mr. Hawthorne’s wife’s partnership Tomahawk Springs, Ltd.

(12)    Includes 1,869 shares indirectly owned by JCAP, LLC.

(13)    Includes 327,121 shares indirectly owned by Assurances Company II, LLC, of which Mr. Kaiser is the sole member.

(14)    Includes 7,744 shares indirectly owned by Stanley A. Lybarger, IRA and 33,765 shares indirectly owned by Stanley A. Lybarger Revocable Trust.

(15)    Includes 2,542 shares indirectly owned by the Steven J. Malcolm Revocable Trust.

(16)    Includes options to purchase 71,711 shares of BOK Financial common stock immediately exercisable or becoming exercisable within 60 days. Also includes 13,720 shares of restricted stock and 28 shares held in the BOK Thrift Plan.

(17)    Includes 2,635 shares owned by Donald T. Parker IRA and 1,315 shares owned by Mary Parker IRA. Includes options to purchase 58,860 shares of BOK Financial common stock immediately exercisable or becoming exercisable within 60 days. Also includes 16,231 shares of restricted stock and 7,870 shares held in the BOK Thrift Plan.

(18)    Includes 2,652 shares indirectly owned by the Emmet C. Richards Revocable Trust and 865 shares owned by Core Investment Capital, LLC.

(19) Includes 1,038 shares owned jointly by Mr. Turpen and Susan Turpen.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the 22 nominees.

Nominees and Vote Required to Elect Nominees

A board of twenty-two (22) directors is to be elected at the annual meeting. The nominees for director who receive a majority of shares voting “FOR” their election shall be elected as directors. You may vote the number of shares of common stock you own for up to twenty-two (22) persons. Unless you otherwise instruct by marking your proxy card, the proxy holders will vote the proxies received by them FOR the election of each of the twenty-two (22) nominees named below, unless you hold your shares in street name, in which case your broker is not permitted to use its discretion and those votes will constitute broker non-votes.

If at the time of the annual meeting any of the nominees is unwilling or unable to serve, all proxies received will be voted in favor of the remainder of those nominated and for such substitute nominees, if any, as shall be designated by the Board and nominated by any of the proxies named in the enclosed proxy form. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

Term of Office

The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

Family Relationships

There are no family relationships by blood, marriage or adoption between any director or executive officer of the company and any other director or executive officer of the company.

Information about Nominees

Certain information concerning the nominees to the Board of Directors of the company is set forth below based on information supplied by the nominees. All information is as of February 27, 2015. All references in this Proxy Statement to “BOKF” shall mean BOKF, National Association, the banking subsidiary of BOK Financial Corporation, which operates through the following regional divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma (“BOK”), Bank of Texas (“BOT”), and Colorado State Bank and Trust. BOSC, Inc., a registered broker/dealer and registered investment adviser, is a wholly-owned subsidiary of BOK Financial Corporation. No other corporation or organization listed below is a parent, subsidiary, or other affiliate of BOK Financial Corporation unless otherwise indicated.

Name	Age	Principal Occupation and Business Experience During Last 5 Years and Directorships of Other Public Companies	First Year Became a Director

Alan S. Armstrong	52
Chief Executive Officer, President, and a Director of The Williams Companies, Inc. since January 2011. From 2002 until January 2011, Mr. Armstrong was Senior Vice President - Midstream and acted as President of Williams’ midstream business. From 2011 to February 2015, he served as Chairman of the Board and Chief Executive Officer of the general partner of Williams Partners L.P. (a subsidiary of Williams) until it merged with Access Midstream Partners L.P. (also a subsidiary of Williams) in February 2015. Access Midstream Partners L.P. was the surviving entity in the merger and changed its name to Williams Partners L.P. Mr. Armstrong also served as a director of the general partner of Williams Partners L.P. from 2005 until the merger, as Senior Vice President - Midstream from 2010 to 2011, and as Chief Operating Officer from 2005 to 2010. Since 2012, Mr. Armstrong has served as a director of the general partner of Williams Partners (which refers to Access both prior to and after the merger when it changed its name) and as its Chief Executive Officer since December 31, 2014. Mr. Armstrong’s qualifications to sit on our Board of Directors include his energy sector and management expertise, civic leadership experience, and his knowledge of our head office area, gained in part as Chair of the Tulsa Regional Chamber’s Board of Directors.
			2013

C. Fred Ball, Jr.	70	Chief Operating Officer of Spyglass Trading, LP. Former Senior Chairman, Chief Executive Officer, and President of BOT. Before joining BOT in 1997, Mr. Ball was Executive Vice President of Comerica Bank-Texas and later President of Comerica Securities, Inc. He is a director of Mid-Con Energy LP and serves on its audit committee. Mr. Ball’s qualifications to sit on our Board of Directors include his almost four decades of experience in the banking industry and his involvement with the Texas market.	1999

Sharon J. Bell	63	Attorney and Managing Partner, Rogers and Bell PLLC (Tulsa, Oklahoma); Trustee and General Counsel, Chapman-McFarlin Interests. Ms. Bell was formerly a Director and President of Red River Oil Company (oil and gas exploration and development). Ms. Bell’s qualifications to sit on our Board of Directors include her experience as an attorney and trustee, and leadership skills demonstrated through her civic involvement.	1993

Peter C. Boylan, III	51	Co-Founder, Chairman, Director, President, and Chief Executive Officer of Cypress Energy Holdings, LLC (an environmental and water solutions company serving the energy industry) since 2012. Mr. Boylan is also Chairman and Chief Executive Officer of Cypress Energy Partners, L.P. (NYSE-traded master limited partnership controlled by Cypress Energy Holdings, providing pipeline inspection, integrity, water, and environmental services to the energy industry), and Chairman and Chief Executive Officer	2,005

of Boylan Partners, LLC (investment and advisory services) since early 2002. From 1994 through 2004, Mr. Boylan served in a variety of senior executive management positions of various public and private companies controlled by Liberty Media Corporation.. Mr. Boylan serves as a director of Cypress Energy Partners, L.P. and of MRC Global, Inc., a publicly traded distribution company serving the energy and other industries. Mr. Boylan’s qualifications to sit on our Board of Directors include his substantial public company board and senior executive management and leadership experience, and industry-specific expertise across a variety of industries (including energy, technology, banking, and media).

Steven G. Bradshaw	55
President and Chief Executive Officer of BOK Financial and BOKF, effective January 1, 2014. Previously, Mr. Bradshaw served as Senior Executive Vice President of BOKF, responsible for consumer banking, corporate marketing, mortgage banking, investment securities, trust activities, treasury services, international banking, and community development. He also served as chairman of BOK Financial’s broker-dealer subsidiary, BOSC, Inc. and had executive responsibility for Colorado State Bank and Trust and Bank of Kansas City. Mr. Bradshaw’s qualifications to sit on our Board of Directors include his position and years of leadership at BOKF, and extensive knowledge of all aspects of our business.
			2014

Chester E. Cadieux, III	48	Chairman and Chief Executive Officer of QuikTrip Corporation (a gasoline and retail convenience chain) since 2002. Mr. Cadieux previously served as Vice President of Sales at QuikTrip Corporation. Mr. Cadieux’s qualifications to sit on our Board of Directors include his knowledge of finance and accounting, his management experience, and his knowledge of all of our geographic markets.	2005

Joseph W. Craft, III	64	President, Chief Executive Officer and Director of Alliance Resource Partners, L.P. (a diversified coal producer and marketer) since 1999. Mr. Craft also serves as Chairman, President, Director and Chief Executive Officer of Alliance Holdings GP, L.P. Previously, Mr. Craft served as President of MAPCO Coal Inc. since 1986. Mr. Craft’s qualifications to sit on our Board of Directors include his extensive experience in corporate leadership, as well as his public company experience.	2007

Daniel H. Ellinor	53	Senior Executive Vice President and Chief Operating Officer of BOK Financial and BOKF, effective January 1, 2014. Mr. Ellinor previously served as Senior Executive Vice President of BOKF, responsible for Bank of Arizona, Bank of Albuquerque, and Bank of Arkansas, Commercial Real Estate and Energy Lending, Oklahoma Commercial Banking, and TransFund. Mr. Ellinor’s qualifications to sit on our Board of Directors include his experience in leadership roles at BOKF and extensive knowledge of all facets of our business.	2014

John W. Gibson	62
Non-executive Chairman of ONEOK, Inc. and ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P and ONE Gas Inc. He served as the CEO of ONEOK, Inc. from 2007 to 2014 and was appointed Chairman of the Board in May 2011. He served as the President and CEO of ONEOK, Inc. from 2010 through 2011, Chairman and CEO of ONEOK Partners GP, L.L.C. since 2007, and Chairman, President, and CEO from 2010 through 2011. Mr. Gibson joined ONEOK, Inc. in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. Mr. Gibson’s qualifications to sit on our Board of Directors include his extensive executive leadership and management experience and his involvement in the energy industry.
			2008

David F. Griffin	49	Chairman and Chief Executive Officer of Griffin Capital, L.L.C. President and Chief Executive Officer, Griffin Communications, L.L.C. (owns and operates CBS- and CW-affiliated television stations plus associated websites in Oklahoma). Mr. Griffin was formerly President and General Manager, KWTV-9 (Oklahoma City). Mr. Griffin’s qualifications to sit on our Board of Directors include his significant expertise, experience, and background in corporate management and his involvement with both the Oklahoma City and Tulsa markets.	2003

V. Burns Hargis	69	President, Oklahoma State University. Prior to becoming OSU President, Mr. Hargis served as Vice Chairman, BOK Financial and BOK and Director of BOSC, Inc. since 1993. Mr. Hargis was formerly Attorney and Shareholder of the law firm of McAfee & Taft (Oklahoma City, Oklahoma). Mr. Hargis’ qualifications to sit on our Board of Directors include his nearly three decades practicing law with a focus on financial reporting and litigation, including representing financial institutions and their boards, as well as having served for many years as our Vice Chairman.	1993

Douglas D. Hawthorne	67	Founding Chief Executive Officer Emeritus, Texas Health Resources. Prior to helping create Texas Health Resources in 1997, Mr. Hawthorne was CEO of Presbyterian Healthcare System. Mr. Hawthorne’s qualifications to sit on our Board of Directors include his knowledge of the healthcare sector and of the Texas market.	2013

Kimberley D. Henry	50
Executive director of Sarkeys Foundation, a private, charitable foundation that provides grants and gifts to Oklahoma’s non-profit organizations. Ms. Henry is the former First Lady of Oklahoma. Ms. Henry’s qualifications to sit on our Board of Directors include her knowledge of our geographic market, her leadership skills, and her extensive civic involvement including participation on numerous boards of non-profit organizations.
			nominee

E. Carey Joullian, IV	54	Chairman, President and Chief Executive Officer of Mustang Fuel Corporation and subsidiaries; President and Manager, Joullian & Co.,	1995

L.L.C.; Manager, JCAP, L.L.C. Mr. Joullian’s qualifications to sit on our Board of Directors include his significant experience and expertise in the oil and gas industry and his expertise in accounting.

George B. Kaiser	72	Chairman of the Board and majority shareholder of BOK Financial and BOKF; President, Chief Executive Officer, and principal owner of GBK Corporation, parent of Kaiser-Francis Oil Company (independent oil and gas exploration and production company); founder of Excelerate Energy and Argonaut Private Equity. Mr. Kaiser’s qualifications to sit on our Board of Directors include his four decades of executive leadership in the oil and gas industry, his broad perspective gained from involvement in diverse industries, his knowledge of our business, and his interest as the majority owner of our company.	1990

Robert J. LaFortune	88	Self-employed in the investment and management of personal financial holdings. Mr. LaFortune’s qualifications to sit on our Board of Directors include his years of public service, including serving as mayor of the City of Tulsa, as well as his experience on other boards and their audit committees.	1993

Stanley A. Lybarger	65	Former President and Chief Executive Officer of BOK Financial and BOKF. Mr. Lybarger was previously President of BOK Oklahoma City Regional Office and Executive Vice President of BOK with responsibility for corporate banking. He is a director and chairman of the audit committee of Cypress Energy Partners GP, LLC. Mr. Lybarger’s qualifications to sit on our Board of Directors include his prior role as our Chief Executive Officer, his three decades of leadership positions with BOKF, and his extensive knowledge of all facets of the banking industry.	1991

Steven J. Malcolm	66
Retired Chairman, President and Chief Executive Officer of The Williams Companies, Inc. (energy holding company) and Williams Partners L.P. Mr. Malcolm was previously President and Chief Executive Officer of Williams Energy Services after serving as senior vice president and general manager of Midstream Gas and Liquids for Williams Energy Services. In December 2011, Mr. Malcolm became a director of ONEOK, Inc. and ONEOK Partners. Mr. Malcolm’s qualifications to sit on our Board of Directors include his experience in the energy sector as well as his public company and executive management expertise.
			2002

E.C. Richards	65	Managing Member of Core Investment Capital, LLC. Prior to September 1999, Mr. Richards served as Executive Vice President and Chief Operating Officer for Sooner Pipe Corporation (distributor of tubular products worldwide with domestic and international operations), a subsidiary of Oil States International. Mr. Richards previously served on the BOK Financial Board of Directors from 1997 through 2001. Mr. Richards’ qualifications to sit on our Board of Directors include his diverse background in the private equity and distribution industries and his civic involvement.	2008

John Richels	64
President and Chief Executive Officer of Devon Energy Corporation since June 2010. Mr. Richels joined the board of directors of Devon in 2007. He has served as president of Devon since 2004, and prior to 2004 was senior vice president of Devon and president and chief executive officer of Devon’s Canadian subsidiary. Mr. Richels joined Devon through its 1998 acquisition of Canadian-based Northstar Energy Corporation, where he held the office of executive vice president and chief financial officer. Prior to joining Northstar, Mr. Richels was managing and chief operating partner of the Canadian-based national law firm, Bennett Jones. Mr. Richels’ qualifications to sit on our Board of Directors include his experience in the energy sector and his legal expertise.
			2013

Michael C. Turpen	65	Partner at the law firm of Riggs, Abney, Neal, Turpen, Orbison & Lewis in Oklahoma City, Oklahoma. Mr. Turpen previously served as Attorney General for the State of Oklahoma. Mr. Turpen’s qualifications to sit on our Board of Directors include his legal expertise, his public service experience, and leadership skills demonstrated through extensive involvement with non-profit boards and organizations.	2011

R. A. Walker	58
Chairman, President, and Chief Executive Officer of Anadarko Petroleum Corporation. Mr. Walker was named Chairman in May 2013, having been named CEO in May 2012. He previously served as President and Chief Operating Officer since February 2010, and was Senior Vice President and Chief Financial Officer from 2005 until his appointment as COO. Prior to joining Anadarko, he worked in the oil and gas industry, investment and commercial banking, and as an institutional investor. Mr. Walker is a director of CenterPoint Energy, Inc., and serves on the boards and executive committees of the American Petroleum Institute and America’s Natural Gas Alliance. He was additionally appointed to and serves on the Board of Directors of the Houston Branch of the Dallas Federal Reserve Board. Mr. Walker’s qualifications to sit on our Board of Directors include his knowledge of the energy sector and his public company expertise.
			2013

PROPOSAL TWO

RATIFICATION OF SELECTION OF AUDITOR

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of BOK Financial and its subsidiaries for the fiscal year ending December 31, 2015.

Ernst & Young LLP began serving as the Company’s independent auditor since its inception on October 24, 1990. The Audit Committee has selected Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2015.

While we are not required to do so, the Company is submitting the selection of Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2015, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to participate in the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board of Directors recommends that you vote FOR the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

Pursuant to Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which added a new section 14A to the Securities Exchange Act, shareholders can vote to approve, not less frequently than once every three years, the compensation of the Company’s named executive officers disclosed in the Proxy Statement. This is commonly known as a “say on pay” vote.  This allows our shareholders the opportunity to communicate annually to the Board of Directors their views on the compensation of our named executive officers through the following resolution:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
We are asking you to vote for the above resolution approving the compensation of our named executive officers. This vote is advisory in nature and non-binding; however, the Board of Directors will consider the shareholder vote when making future decisions regarding executive compensation. Our “say on pay” vote is included in our Proxy Statement every year, and the next vote on the frequency of the “say on pay” proposal will be during the 2017 proxy season.

The affirmative vote of the holders of a majority of the shares of common stock, present in person or by proxy, voted at the meeting, is required for the advisory approval of this resolution.

CORPORATE GOVERNANCE

Director Compensation

All non-officer directors of BOK Financial and BOKF receive a retainer of 75 shares per quarter, in accordance with the BOK Financial Directors Stock Compensation Plan, whether serving on one or both of the Boards of Directors. Director compensation shares are issued to each director on or before the 15th day following the end of each calendar quarter during which such director served as a member of the Board of Directors of BOK Financial or BOKF.

All non-officer directors are also paid $750 in cash for each Board of Directors meeting attended, $500 in cash for each committee meeting attended (provided only one fee is paid when two or more committees meet contemporaneously), and $1,500 in cash for each committee meeting chaired. No such fees are paid for meetings not attended. In addition, the Chairman of the Risk Committee and the Audit Committee receives $250 for each quarterly earnings release conference and upon application to, and subject to the discretion of, the Audit Committee, $250 for each additional substantive conference with the Company's independent auditors. Non-officer Company directors were paid the following in 2014:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Gregory S. Allen(3)	5,250	15,032.85	20,282.85
Alan S. Armstrong	11,250	20,059.95	31,309.95
Sharon J. Bell	10,750	20,059.95	30,809.95
Peter C. Boylan, III	14,500	20,059.95	34,559.95
Chester Cadieux, III	6,250	20,059.95	26,309.95
Joseph W. Craft	17,250	20,059.95	37,309.95
John W. Gibson	14,250	20,059.95	34,309.95
David F. Griffin	24,000	20,059.95	44,059.95
V. Burns Hargis	13,750	20,059.95	33,809.95
Douglas D. Hawthorne	4,250	20,059.95	24,309.95
Kimberley D. Henry(4)	5,000	5,027.10	10,027.10
E. Carey Joullian, IV	33,000	20,059.95	53,059.95
Robert J. LaFortune	14,250	20,059.95	34,309.95
Stanley A. Lybarger	12,500	15,122.70	27,622.70
Steven J. Malcolm	16,250	20,059.95	36,309.95
E.C. Richards	11,000	20,059.95	31,059.95
John Richels	4,000	20,059.95	24,059.95
Michael C. Turpen	11,250	20,059.95	31,309.95
R. A. Walker	5,000	20,059.95	25,059.95

(1)	George B. Kaiser, a non-officer director, is not listed as he does not receive payment for serving as a director.

(2)
The BOK Financial Directors Stock Compensation Plan provides that the issuance price for the director compensation shares is the average of the mid-points between the highest price and the lowest price at which trades occurred on NASDAQ on the five trading days immediately preceding the end of the calendar quarter. Director shares were granted in 2014 at the following prices: first quarter, $68.96; second quarter, $65.65; third quarter, $67.03; and fourth quarter, $60.75. The Stock Awards column reflects payments made in 2014 for service in the fourth quarter of 2013 (director shares granted at $65.84) and the first three quarters of 2014. The total BOK Financial common stock owned by each director and nominee as of February 27, 2015 may be found in the Security Ownership of Certain Beneficial Owners and Management table on page 7.

(3)	Mr. Allen resigned from the Board of Directors effective June 30, 2014.

(4) Ms. Henry joined the BOKF, NA Board of Directors effective September 30, 2014.

Attendance of Meetings

The entire Board of Directors of BOK Financial met four times during 2014.  All directors of BOK Financial attended at least 75% of all meetings of the Board of Directors and committees on which they served, except for Cadieux, who was unable to attend 75% of the meetings due to business and personal conflicts.  Although BOK Financial does not have a policy with respect to attendance by the directors at the Annual Meeting of Shareholders, directors are encouraged to attend. Five of the twenty-two members of the Board of Directors attended the 2014 Annual Meeting of Shareholders.  The Board of Directors intends to meet at least four times in 2015.

Director Nominations

While the Board of Directors does not have a standing nomination committee, director candidates identified by management and members of the Board of Directors are discussed regularly at Board of Directors meetings. The Board has adopted a written policy on qualifications of directors, which states that directors will have all of the following characteristics: (i) impeccable integrity, (ii) strong sense of professionalism, and (iii) capability of serving the interests of stockholders, along with several of the following characteristics: (i) prominence in the community, (ii) ability to represent the views of under-represented constituencies in the Company’s market areas, (iii) financial analytical skill and expertise, and (iv) vision for social trends.

While the policy on director qualifications does not formally require diversity on the Board and the Company does not have a diversity policy, the policy states that the Board should encompass a diverse range of skill and expertise sufficient to provide prudent guidance to the Company, and have the right mix of characteristics and talents for the optimal functioning of the Board in its oversight of the Company. In considering a particular nominee, the Board will consider, in addition to the qualifications and characteristics described above, whether the potential director assists in achieving a mix of Board members that represents a diversity of background, perspective, and experience, including with respect to age, gender, race, place of residence, and specialized expertise.

The Board of Directors will consider director candidates recommended by stockholders if provided with the following: (i) evidence in accordance with Rule 14a-8 of compliance with stockholder eligibility requirements, (ii) the written consent of the candidate(s) for nomination as a director and verification as to the accuracy of the biographical and other information submitted in support of the candidate, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director, and (iv) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. The Board of Directors encourages stockholder director candidate recommendations.

Any stockholder that wishes to present a director candidate for consideration should submit the information identified above pursuant to the procedures set forth below under “Communication with the Board of Directors”.

Director Independence

The Board of Directors has determined that BOK Financial is a “controlled company,” as defined in Rule 5615(c)(1) of the NASDAQ listing standards, based on Mr. Kaiser's beneficial ownership of approximately 55.8% of the outstanding common stock. Accordingly, BOK Financial is exempt from certain requirements of the NASDAQ listing standards, including the requirement to maintain a majority of independent directors on the Company's Board of Directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors. Nevertheless, the Company does maintain a substantial majority of independent directors, determines upper level management compensation through an independent board committee, and nominates new board members through board consensus. Further, the Audit Committee is comprised solely of independent board members. Further discussion regarding determination of independence may be found in the sections entitled “Audit Committee” and “Independent Compensation Committee”.

Compensation Committee Interlocks and Insider Participation

No voting member of the Compensation Committee has served as an officer of the Company, including its affiliates, at any time. None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive officer serving as a member of the Company’s Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Committees of the Board of Directors

The Risk Committee, Audit Committee, Independent Compensation Committee, and Credit Committee are described below:

Risk Committee
The Risk Committee held five meetings in fiscal 2014.

Members	Responsibilities include oversight of
Cadieux (Chairman) Bell Boylan Hawthorne Lybarger Walker
- Enterprise-wide risk management
- Capital planning and adequacy, including stress testing
- Market risk including rate, price, and liquidity
- Corporate-wide policy management framework
- Risk transfer program
- Mergers and acquisitions
- Alternative investments
- Information technology and operating risk
- Counterparty risk
- Third party risk

Audit Committee
All the members of the Audit Committee are “independent” as defined in Rule 5605(a)(2) of the NASDAQ listing standards. Director independence is determined through the procedures described under “Related Party Transaction Review and Approval Policy”. The Report of the Audit Committee is on page 21 of this Proxy Statement. The Audit Committee held twelve meetings in fiscal 2014.

Members	Responsibilities include oversight of
Joullian (Chairman) (1) Gibson LaFortune Malcolm Richels
- Accounting and financial reporting policies of the Company
- Internal controls over financial reporting
- Selection and reporting of the Company’s independent auditors
- Audits of the financial statements of the Company
- Related party reporting (other than related party credit transactions overseen by the Credit Committee)
- Reports of internal audits

- Compliance with laws and regulations - Reports of examinations from regulators

(1)	The Board of Directors designated Mr. Joullian as its ”audit committee financial expert,” as defined in Item 407(d) of Regulation S-K.

Independent Compensation Committee

The Independent Compensation Committee, consisting of independent directors, administers a performance-based compensation plan for senior executives in accordance with the provisions of Section 162(m) of the Internal Revenue Code. The Independent Compensation Committee has a charter, which is available on the Company’s website at www.bokf.com.

The Committee does not delegate its authority. Compensation for all other officers is, in practice, determined by the Chief Executive Officer and Mr. Kaiser, the Chairman of the Board. The Independent Compensation Committee Report on Executive Compensation and the Compensation Discussion and Analysis may be found on pages 37 and 26 respectively. The Committee held three meetings in fiscal 2014.

Members	Responsibilities include approval of
Craft (Chairman) Cadieux (non-voting) Griffin (non-voting) Kaiser (non-voting) Malcolm Richards	Compensation of the Chief Executive Officer Compensation of direct reports to the Chief Executive Officer Compensation of other officers participating in the Company’s Executive Incentive Plan

Credit Committee
The Credit Committee met eleven times during 2014.

Members	Responsibilities include oversight of
Griffin (Chairman) Armstrong Boylan Bradshaw Craft Ellinor Hargis Kaiser Lybarger Richards Turpen
Quality of the Company’s credit portfolio and trends affecting the credit portfolio (and reporting to the Board regarding such quality and trends)

Extension of credit exceeding amounts as determined from time to time by the Board

Effectiveness and administration of credit-related policies and related party credit transactions

Appropriateness of the allowance for loan losses and accrual for off-balance sheet credit losses

Independent Director Meetings

The Board of Directors has adopted a policy of regularly scheduled executive sessions where independent directors meet separately from management. The independent directors plan to meet in executive session after all regularly scheduled Board of Directors meetings. The independent directors held four executive sessions during 2014. The presiding director at the executive sessions is Mr. Kaiser. Stockholders of the Company may communicate their concerns to the non-management directors in accordance with the procedures described below under “Communication with the Board of Directors.”

Communication with the Board of Directors

The Board of Directors of BOK Financial believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders who wish to communicate with the Board of Directors, or a particular director, may do so by sending a letter to the Director of Investor Relations of BOK Financial at P.O. Box 2300, Tulsa, Oklahoma 74192. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” Such letters should identify the author as a stockholder and state whether the intended recipients are all members of the Board of Directors or certain specified individual directors. The Director of Investor Relations and the General Counsel will independently review the content of the letters. Communications which are constructive suggestions for the conduct of the business or policies of the Company will be promptly delivered to the identified director or directors. Communications which are complaints about specific incidents involving banking or brokerage service will be directed to the appropriate business unit for review. Director nominations will be reviewed for compliance with the requirements identified in the section of this proxy entitled “Director Nominations,” and if meeting such requirements, promptly forwarded to the director(s) identified in the communication.

Report of the Audit Committee

In 2014, the Audit Committee (the “Committee”) oversaw the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee discussed and reviewed the audited consolidated financial statements included in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting policies, reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with Ernst & Young LLP, the independent registered public accounting firm, their opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles. This discussion included their judgments as to the quality, not just the acceptability, of the Company's accounting policies, and other matters as required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Committee has discussed with Ernst & Young LLP the firm’s independence from the Company, including matters in the firm’s independence letter required by the PCAOB, and considered the compatibility of any non-audit services with the firm’s independence.

The Committee also reviewed and discussed with management and Ernst & Young LLP the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the firm’s audit of internal control over financial reporting. The Committee meets at least quarterly with the Company's internal auditors and Ernst & Young LLP, with and without management present, regarding the overall scope and plans for their respective audits and the results of those audits, including their evaluations of internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Committee is governed by a charter. Each of the members of the Committee qualifies as an “independent” Director under the current NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has appointed E. Carey Joullian IV as the “audit committee financial expert”.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

The Committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

E. Carey Joullian IV, Audit Committee Chairman
John W. Gibson
Robert J. LaFortune
Steven J. Malcolm
John Richels

Principal Accountant Fees and Services

Audit Fees. Fees paid to Ernst & Young LLP (“EY”) for the audit of the annual consolidated financial statements included in BOK Financial’s Annual Report on Form 10-K, for the review of the consolidated financial statements included in BOK Financial’s Forms 10-Q for the quarters included in the years ended December 31, 2014 and 2013 and various subsidiary audits were $1,481,715 and $1,548,015 respectively.

Audit-Related Fees. Fees paid to EY for SOC 1 reports and other audit-related functions were $349,778 and $102,103 respectively, for the years ended December 31, 2014 and 2013.

Tax Fees. Fees paid to EY associated with tax return review and tax planning were $18,204 and $66,016 respectively, for the years ended December 31, 2014 and 2013.

All Other Fees. Fees paid to EY for other services were $833,665 and $263,644 respectively, for the years ended December 31, 2014 and 2013.

The Audit Committee has a policy on auditor independence requiring the approval by the Committee of all professional services rendered by BOK Financial’s independent auditor prior to the commencement of the specified services. The services described in ”Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were all approved by the Audit Committee in accordance with BOK Financial’s policy on auditor independence and approval of fees.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board are not held by the same person. Mr. Bradshaw, the President and Chief Executive Officer, brings Company-specific experience and expertise to the role, while Mr. Kaiser, the Chairman of the Board, brings experience, oversight, and expertise from outside the Company and industry. Mr. Kaiser is also the majority shareholder of BOK Financial, giving him additional incentive to ensure the success of the Company. Keeping the positions of CEO and Chairman separate allows the CEO to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board believes that having separate CEO and Chairman positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time, given the characteristics and circumstances of the Company, and demonstrates our commitment to good corporate governance. It provides the appropriate balance between strategy development and independent oversight of management.

Board Role in Oversight of Risk

The Board has an active role, as a whole and also at the committee level (as disclosed in the descriptions of the committees in this Proxy Statement), in overseeing management of the Company’s risks. The full Board maintains responsibility for general oversight of strategic risks, and regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Independent Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation policies and programs. The Risk Committee manages enterprise-wide risk management programs including capital planning, liquidity, interest rate, and operations risk. The Audit Committee manages risks associated with accounting and financial reporting, internal controls, and compliance with legal and regulatory requirements. The Credit Committee manages risks associated with the Company’s credit portfolio and credit-related policies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors oversees overall strategic and reputational risks, and is regularly informed through committee reports and reports directly from officers responsible for oversight of various risks within the Company.

Executive Officers

Certain information concerning the executive officers of BOK Financial and its subsidiaries is set forth below:

Norman P. Bagwell, age 52
Chairman and Chief Executive Officer of Bank of Texas, with responsibility for the six regional markets and the Oklahoma City market, which includes all lines of business, with specific emphasis on commercial lending. Mr. Bagwell has almost three decades of banking experience in Texas. Prior to joining Bank of Texas in 2008, he served as President of the Dallas Region for JPMorgan Chase, and previously served as President of the Dallas Region for Bank One.

Steven G. Bradshaw, age 55
President and Chief Executive Officer of BOK Financial and BOKF. Mr. Bradshaw became the chief executive at BOK Financial in January of 2014 after previously serving in a number of roles at the Company. Most recently he served as Senior Executive Vice President and was responsible for all aspects of consumer banking, corporate marketing, mortgage banking, investment securities, trust activities, treasury services, international banking, community development and Community Reinvestment Act responsibilities for all seven banking divisions within the Company. He also served as chairman of BOK Financial’s broker-dealer subsidiary, BOSC, Inc. and had executive responsibility for Colorado State Bank and Trust and Bank of Kansas City. Before joining BOK Financial in 1991, Mr. Bradshaw spent six years managing the brokerage operation at Sooner Federal.

Daniel H. Ellinor, age 53
Senior Executive Vice President and Chief Operating Officer of BOK Financial and BOKF, responsible for commercial banking activities across all markets and lines of business. Previously, he was Senior Executive Vice President of BOKF, responsible for Bank of Arizona, Bank of Albuquerque, and Bank of Arkansas, Commercial Real Estate and Energy Lending, Oklahoma Commercial Banking, and TransFund. Before joining BOK Financial in 2003, Mr. Ellinor served as regional president for Compass Bank in Dallas, where he oversaw Compass’ North Texas operations. Prior to that time, Mr. Ellinor was Bank of America’s market executive for the North Texas Commercial Banking Division.

Scott B. Grauer, age 50
Executive Vice President, Wealth Management for BOK Financial and Chief Executive Officer and Chairman of the Company’s broker-dealer subsidiary, BOSC, Inc. In his current role, Mr. Grauer is responsible for the Company’s wealth management business lines in all markets, including Institutional Wealth, The Private Bank, and International Banking. He also serves as chairman of both of the Company’s registered investment advisers, Cavanal Hill Investment Management and The Milestone Group. Mr. Grauer holds numerous FINRA securities licenses, registrations and designations. He joined BOK Financial in 1991 as part of the company’s acquisition of an independent retail brokerage operation and was named manager of BOSC retail in 1996. In late 1999, he was named president and CEO of the firm and assumed responsibilities for retail, institutional and investment banking activities when BOK Financial first combined these units under one organization.

Stephen D. Grossi, age 51
Executive Vice President and Chief Human Resources Officer. He is responsible for the design and delivery of the Company’s human capital strategy which focuses on strengthening the employee experience. Mr. Grossi came to BOK Financial from PNC Financial Services where he was a Senior Vice President and led human resources efforts related to large acquisitions and realignments, workforce planning, organizational change, compensation and benefits, as well as talent acquisition and development. Mr. Grossi arrived at PNC by way of its acquisition of National City Bank in 2008, where he was the Human Resources Business Partner for mortgage, finance and corporate operations information services. Prior to joining National City in December 2002, Mr. Grossi owned Capital Consultants, an HR consulting firm that specialized in the design of human capital strategies that link to and drive business results. He successfully implemented a Workforce Planning Process for American Express-Corporate Services in the United States, United Kingdom and Asia. He joined BOK Financial in 2011.

Rebecca D. Keesling, age 42
Executive Vice President and Chief Auditor for BOK Financial Corporation, responsible for ensuring the Company’s internal controls are designed properly and operating effectively and performing independent assessments of the Company’s compliance with various laws and regulations.  Previously, Ms. Keesling was Senior Vice President and Manager of Loan Portfolio Reporting, where she managed a team responsible for financial reporting as it pertained to the loan portfolio and allowance for credit losses.  Ms. Keesling joined BOK Financial in 2004 as Vice President and Corporate Audit Manager, and was instrumental in implementing Sarbanes-Oxley controls across the Compan~~y~~. She also managed the corporate audit team and was the primary interface with the Company’s independent auditors.  Prior to joining BOK Financial, Ms. Keesling spent 10 years in the public accounting industry primarily with Ernst & Young auditing private and publicly owned companies.

Stacy C. Kymes, age 44
Executive Vice President and Chief Credit Officer of BOKF, and Manager of the Credit Administration Division. Previously, Mr. Kymes acted for BOKF as Assistant Chief Credit Officer, Director of Mergers & Acquisitions, Treasurer, Corporate Controller and Chief Auditor. Mr. Kymes joined BOKF in 1996. Prior to joining BOKF, Mr. Kymes was with KPMG LLP.

John C. Morrow, age 59
Senior Vice President and Chief Accounting Officer. Mr. Morrow is currently responsible for the Company’s financial reporting and accounting policies, internal controls over financial reporting, corporate tax, and accounting operations. He joined BOK Financial as financial reporting manager in 1993 and became chief accounting officer in 2009. He was previously with Ernst & Young LLP for 10 years primarily serving public and privately owned financial institutions.

Steven E. Nell, age 53
Executive Vice President and Chief Financial Officer for BOK Financial and BOKF. Mr. Nell is responsible for all accounting and financial reporting, tax, capital markets, mergers and acquisitions, and investor relations. Mr. Nell joined BOK Financial in 1992 as manager of management accounting. He was named controller of management accounting in 1996 and corporate controller in 1999. He became Chief Financial Officer in 2001. Before joining BOK Financial in 1992, Mr. Nell was with Ernst & Young LLP for eight years auditing public and private companies.

Donald T. Parker, age 54
Executive Vice President, Chief Risk Officer, and Chief Information Officer of BOK Financial. Mr. Parker joined BOK Financial in 2005 and is responsible for all risk and compliance functions, as well as technology, operations, real estate management, procurement, and process engineering functions of BOK Financial. Prior to joining BOK Financial, Mr. Parker was Senior Vice President and director of information services at Comerica Bank where he was responsible for leading technology-related functions and also served as the corporate information security officer. Before that, Mr. Parker was senior vice president and general manager of Consolidation Services at National City Incorporated in Cleveland, Ohio. He was responsible for leading initiatives involving a high degree of change within the company, frequently related to the integration of acquired institutions or consolidation of different banks within the holding company.

Patrick E. Piper, age 55
Executive Vice President, Consumer Banking Services. His responsibilities include all retail delivery and mortgage channels operating under seven brands across eight states, and encompass the full spectrum of the business unit’s sales, strategy and operations. He is also responsible for BOK Financial’s corporate marketing division. Mr. Piper began his career at Bank of Oklahoma in the operations area. Since that time, he has served as manager of consumer banking operations and led a number of significant technology upgrades, introduced new delivery channels and oversaw the consumer banking integration of more than 20 bank acquisitions across six states. Prior to his current position, he served as the head of consumer banking since 2008. Mr. Piper has been with BOK Financial since 1982.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Overview

The BOK Financial executive compensation program is designed to attract and retain executives whose judgment, leadership abilities and special efforts result in successful operations for the Company and an increase in shareholder value. Various components of the program work together to:

▪	Reward sustained, above peer performance

▪	Encourage both individual performance and teamwork

▪	Link compensation to operational results

▪	Align executive interests with shareholder interests

▪	Keep BOK Financial compensation competitive with peer banks

▪	Create long-term commitment to the Company

The BOK Financial executive compensation program includes:

▪	Salary

▪	Executive Incentive Compensation (annual and long-term)

▪	401(k) Plan

In 2002, the Board of Directors established the Independent Compensation Committee (for purposes of this discussion and analysis, the “Committee”) to administer performance-based compensation plans for senior executives in accordance with the provisions of Section 162(m) of the Internal Revenue Code. The Committee, the voting members of which are independent within the meaning of 162(m), has responsibility for establishing, implementing and approving the Company’s general compensation philosophy with regard to the senior executive officers who participate in the Company’s Executive Incentive Plan (referred to as the “Executive Incentive Plan” or the “Plan”) which was approved by shareholders in 2003 and last amended in 2013. The Committee receives guidance from the Chief Executive Officer (the “CEO”), who assists in evaluating employee performance, recommending business performance targets and objectives and suggesting salary levels and awards for executives (other than himself).

Throughout this proxy statement, the Chief Executive Officer, Chief Financial Officer and the other individuals included in the Summary Compensation Table on page 39, are referred to as the “named executives”.

2014 Executive Compensation Summary

Steve Bradshaw becomes the new President and Chief Executive Officer
After forty years with the Company, Stan Lybarger retired from his position as President and Chief Executive Officer effective December 31, 2013. Steve Bradshaw became the new President and Chief Executive Officer effective January 1, 2014 and several of the Company’s existing executive management team assumed new roles and responsibilities under Bradshaw’s leadership. Bradshaw met with each member of his executive management team to establish 2014 individual goals and objectives.

Payment Made Under the True-Up Plan
The purpose of the True-Up Plan, which was approved by shareholders in 2011, was to address inequity in annual and long-term incentive from the earnings per share percentile “bounce-back” by peer banks that performed poorly during the recent economic anomaly. The True-Up Plan provided for the restoration of the Company’s named executives’ annual and long-term compensation to levels comparable to that of named executives at the peer banks with comparative earnings per share performance from years 2006 through 2013 (the “True-Up Period”). Conversely, the True-Up Plan also provided for the repayment by the Company’s named executives those amounts paid to them during the True-Up Period which exceed compensation paid to named executives at the peer banks who had comparative earnings. The peer group of banks was determined based on asset size and included an equal number of publicly-traded bank holding companies with BOKF being the median bank

Financial Institution
Associated Banc	First Niagara
City National Corp	Huntington Bancshares, Inc.
Comerica Inc.	SVB Financial
Cullen/Frost Bankers	Synovous Financial Corp
East West Bancorp	Zion's Bancorporation

True-Up payments for each named executive were calculated internally and audited by an independent third party in April, 2014 once all proxy statement and financial data for the peer groups was available for 2013. The total amount paid under the 2011 True-Up Plan to the seven executives who participated was $56.1million. The True-Up awards were paid to named executives in the form of cash and restricted shares in the same proportion as the average cash to stock ratio awarded by peer banks to the named executive’s comparable executive position during the True-Up Period. BOKF’s earnings per share growth ranked in the top 95% of the peer banks for purposes of calculating the True-Up Payments.

The named executives and two former executives who participated in the True-Up Plan and retired from the Company in 2013 received the following payments in May of 2014:

Executive Name		Total Share True-Up Award (1)	Total - All
Steven G. Bradshaw	$ 5,204,968	$ 3,019,483	$ 8,224,451
Steven E. Nell	$ 4,464,966	$ 2,684,612	$ 7,149,578
Daniel H. Ellinor	$ 5,091,555	$ 2,954,444	$ 8,045,999
Donald T. Parker	$ 3,504,989	$ 1,703,433	$ 5,208,422
Norman P. Bagwell	$ 2,698,706	$ 1,394,721	$ 4,093,427
Stanley A. Lybarger	$10,334,416	$ 8,267,457	$18,601,873
Charles E. Cotter	$ 3,293,473	$ 1,463,591	$ 4,757,064
Total	$34,593,073	$21,487,741	$56,080,814

(1) Based on fair market value on date of grant.

The True-Up Plan is now terminated and compensation for the named executives will be made pursuant to the amended and restated BOK Financial Corporation Executive Incentive Plan and the Omnibus Incentive Plan, both of which were approved by shareholders in 2013.

Committee Consideration of Say-On-Pay
Also in 2014, the Committee considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at the April 30, 2014 annual meeting. As reported in the Company’s Form 8-K, filed with the SEC on May 1, 2014, there was significant support by shareholders for the compensation program offered to the Company’s named executive officers. Accordingly, the Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote. The Company’s executive compensation program continued to focus on pay for performance, aligning executive interests with those of the Company’s shareholders, achieving a balance between annual and long-term incentives and monitoring for the creation of improper risk incentives.

Promoting Long-Term Growth and Discouraging Excessive Risk Taking

Review and Oversight of Risk
In 2010, the Office of the Comptroller of the Currency, the Federal Reserve Board of Governors and other regulatory agencies issued Interagency Guidance on Sound Incentive Compensation Policies (the “Compensation Guidance”). In response, Company management formed a review committee consisting of members from human resources, audit, risk management, accounting, finance, legal, compliance and the various business lines (the “Incentive Risk Review Committee”). The Incentive Risk Review Committee undertook review of all the compensation policies of the Company in accordance with the Compensation Guidance. The Compensation Guidance required the Company to assess the balance of risk and reward in all compensation plans, the effectiveness of controls and risk management and the effectiveness of corporate governance, including Board of Director oversight. The Incentive Risk Review Committee reported to the Committee that the Company plans, (1) had a satisfactory balance of risk and reward and (2) that controls, risk management and corporate governance were adequate. The Incentive Risk Review Committee reviews all new plans and any material changes to existing plans in accordance with the Guidance to continually assess the balance of risk and reward in the Company’s compensation plans. The Incentive Risk Review Committee reports the results of this review to the Committee on an annual basis.

Significant Equity Ownership
The stock ownership guidelines for executive management were reviewed and revised by the Committee in December, 2014. The BOKF Executive Stock Ownership Guidelines for the Chief Executive Officer and his direct reports was changed from a fixed-share guideline to a multiple of base salary guideline. The purpose of the ownership guidelines is to encourage executive investment in the enterprise and to align the interest of the executive with those of long-term Company shareholders. Under the revised guidelines the named executives must retain ownership of shares equaling the following amount of his base salary:

Executive Name	Multiple of Base Salary
Steven G. Bradshaw	6 X base salary
Steven E. Nell	5 X base salary
Daniel H. Ellinor	5 X base salary
Donald T. Parker	4 X base salary
Norman P. Bagwell	4 X base salary

The above named executives must be in compliance with the new BOKF Executive Stock Ownership Guidelines by April 1, 2015. For a further accounting of BOK Financial named executive equity ownership see the beneficial ownership table on page 7, footnote 1. Base salary may be found in the Summary Compensation Table on page 39.
Shareholder and President and Chief Executive Officer Emphasis on Long-Term Success
Mr. George Kaiser, the largest BOK Financial shareholder and Chairman of the BOK Financial Board, and Mr. Steve Bradshaw, BOK Financial President and Chief Executive Officer, emphasize a long-term approach to management, reducing pressure on executives to realize short-term gains to the detriment of overall long-term success.

Recoupment of Incentive Compensation
Under the Plan, in the event incorrect financial information or results were used as a basis for calculation of incentive compensation under the Plan, the Board of Directors may direct remedial action including the forfeiture of unpaid incentive compensation and/or the restitution of paid incentive compensation. The Board of Directors may require forfeiture or restitution from any executive who is accountable for the incorrect financial information or results, as well as any executive who erroneously benefits from the incorrect financial information or results.

Evaluating Executive Compensation Relative to Peer and Overall Earnings Performance

By basing the Executive Incentive Plan on peer bank comparison, the Company avoids penalizing executives for general industry and economic downturns and encourages executives to produce the best possible results in good and bad economic times. All of the named executives receive a percentage of their annual incentive based on the per share earnings growth (“EPS Growth”) of the Company compared to peer banks’ EPS Growth. In 2014, the CEO was eligible to receive 100% of his annual incentive based on EPS Growth, Nell - 80%, Parker - 50% and Ellinor and Bagwell - 40%, as more fully described under “Annual Incentive Bonus” on page 32. Long-term target compensation, as more fully described under “Long Term Incentive Compensation” on page 33, is based on comparison to the peer bank median, adjusted by the Committee, and is paid in restricted stock, which by its terms are performance based. The Committee’s goal has always been to provide competitive remuneration to executives to enable BOK Financial to hire and retain top talent. The Committee has reviewed previous years’ earnings per share performance relative to the peer banks and compensation paid to named executives relative to compensation paid for similar positions at the peer banks.

Factors Used for Establishing Executive Compensation

The following is an explanation of the primary data, metrics and criteria used by the Committee to determine compensation as more fully described in “Components of Compensation” below:

▪	Earnings Per Share Growth Compared to Peers

◦	EPS Growth is a component of the annual and long term incentive under the Executive Incentive Plan.

◦	The Committee views EPS Growth as an important variable used in public markets to measure profitability and determine the Company’s stock price and, thus, shareholder value.

▪	Business Unit Performance

◦
“Business Unit Performance” is determined by comparing the two year average actual financial contribution of a business unit to its planned performance. Business Unit Performance targets are established using standard Company methodologies and approved annually by the Committee on or before March 15 of each year.

◦	Linking compensation to Business Unit Performance motivates executives to achieve superior results in their particular business units, contributing to Company-wide profitability.

▪	Strategic Objectives

◦	At the beginning of each year, the President and CEO meets with each of the named executives to establish individual strategic objectives.

◦	Progress is discussed with each executive periodically throughout the year.

▪	Peer Group Compensation Data

◦	The Company’s internal compensation group completes an annual peer review of executive compensation using publicly available information, including proxy statements.

◦	The Committee uses this information to assist in setting salary and, in future years, to establish annual and long-term compensation targets in accordance with the Plan.

◦	The Committee annually updates the peer group of bank holding companies in accordance with the following guidelines:

•	The peer banks will include only publicly-traded, SEC registered, United States bank holding companies (BHCs).

•
The Committee uses two peer groups of bank holding companies. “Pay Peers”, used for determining comparable executive compensation, includes ten bank holding companies immediately larger in asset size than the Company and ten bank holding companies which are immediately smaller in asset size than the Company. “Performance Peers”, used for determining relative EPS Growth, includes all large and mid-cap banking holding companies included in the S&P 1500 index.

•	For 2014, the Pay Peer banks include (For period ending December 31, 2014):

Financial Institution
Fifth Third Bancorp	FirstMerit Corporation
Associated Banc-Corp	Huntington Bancshares Incorporated
City National Corporation	KeyCorp
Comerica Incorporated	M&T Bank Corporation
Commerce Bancshares, Inc.	Northern Trust Corporation
Cullen/Frost Bankers, Inc.	Regions Financial Corporation
East West Bancorp, Inc.	SVB Financial Group
First Citizens Bancshares	Synovus Financial Corp.
First Horizon National Corporation	Webster Financial Corporation
First Niagara Financial Group, Inc.	Zions Bancorporation

•	For 2014, the Performance Peer banks include:

Financial Institution
U.S. Bancorp	Huntington Bancshares Incorporated
Associated Banc-Corp	International Bancshares Corporation
Astoria Financial Corporation	KeyCorp
BancorpSouth, Inc.	M&T Bank Corporation
Bank of Hawaii Corporation	Northern Trust Corporation
BB&T Corporation	PNC Financial Services Group, Inc.
Cathay General Bancorp	Prosperity Bancshares, Inc.
City National Corporation	Regions Financial Corporation
Comerica Incorporated	SunTrust Banks, Inc.
Commerce Bancshares, Inc.	SVB Financial Group
Cullen/Frost Bankers, Inc.	Synovus Financial Corp.
East West Bancorp, Inc.	TCF Financial Corporation
Fifth Third Bancorp	Trustmark Corporation
First Citizens Bancshares	Valley National Bancorp
First Horizon National Corporation	Washington Federal, Inc.
First Niagara Financial Group, Inc.	Webster Financial Corporation
FirstMerit Corporation	Westamerica Bancorporation
Fulton Financial Corporation	Zions Bancorporation
Hancock Holding Company

Components of Executive Compensation
Comparable Executive Position
For purposes of determining salary and setting targets for both annual and long-term incentive, each named executive’s position is compared to the Pay Peer banks’ executive positions, based upon information reported in shareholder proxy statements or third party compensation survey data, as follows (each a “Comparable Executive Position”): the Company’s Chief Executive Officer is compared against the chief executive officers of the peer banks; the Chief Financial Officer is compared against the chief financial officers of the peer banks; Ellinor is compared to the highest paid position (excluding the chief executive officer and the chief financial officer) of the peer banks; Parker is compared to the third highest paid position (excluding the chief executive officer and the chief financial officer) of the peer banks, and Bagwell is compared to the peer survey data for a top corporate banking executive as provided by Towers Watson Financial Services Executive Compensation Survey data.

Salary
In determining base salary, the Committee is directed by the Plan to compare the median base salary of each named executive to that of the Comparable Executive Position from either shareholder proxy statements of Pay Peers or from a nationally recognized executive compensation survey, in the case a named executive whose Comparable Executive Position is not contained in the proxy statements of Pay Peers. Adjustments to base salary of a named executive may occur based upon a named executive’s experience, scope and scale of position, performance history and effectiveness in building organizational capabilities.

The Committee generally considers base salary that is within plus or minus 10% of peer median to be an acceptable range of deviation. For 2014, the BOK Financial base salary for the named executives compared to the median of its Peer Group was as follows:

Executive Name	BOKF Base Pay Compared to Peer Group Median for Comparable Executive Position
Steven G. Bradshaw (1)	80.00%
Steven E. Nell	96.35%
Daniel H. Ellinor	102.65%
Donald T. Parker	96.70%
Norman P. Bagwell (2)	118.06%

(1)	In determining Bradshaw’s base salary, the Committee discussed and considered experience in role and salary growth opportunity.

(2)	The Committee determined the scope and complexity of Bagwell’s position exceeded that of comparable executive positions among Pay Peers.

Executive Incentive Compensation
The Executive Incentive Plan allows the named executives, and certain executives that report directly to, or are designated by, the CEO, to earn (1) an annual cash incentive, which has historically been paid in the first quarter of the year following that to which the service relates, and (2) long-term incentive, which may paid through the award of stock options, service-based restricted stock, performance-based restricted stock, or a combination of service-based and performance based restricted stock, or stock options, as determined by the Committee. For 2014, the Independent Compensation Committee elected to award long-term incentive in restricted shares. No annual cash incentive for any one named executive may exceed $2,000,000. No more than 150,000 shares of restricted stock and 250,000 stock options may be issued to a single named executive in any one year. Share-based compensation is awarded on the second business Friday of January.

(1)	Annual Incentive Bonus. The “Annual Incentive Bonus” is determined as follows:

(i)
The target Annual Incentive Bonus for each named executive is determined annually by the Committee and is a percentage of base salary. The Committee reviews the median Annual Incentive Bonus for named executives’ Comparable Executive Position and adjusts the target Annual Incentive Bonus based upon factors determined by the Committee such as years in the position, responsibilities and performance (the “Annual Incentive Target”). A named executive is entitled to up to 200% of his Annual Incentive Target if the Company’s earnings per share for the performance period equals or exceeds $1.00 per share. The Committee adjusts the payout of the Annual Incentive Bonus based upon Earnings per Share Performance (described below) and Business Unit Performance (described below) or such other factors as determined by the Committee.

(ii)
“Earnings Per Share Performance” is the percentile ranking of the Company after (a) calculating the two year average earnings per share growth (“Average Growth”) for each Performance Peer and for the Company and (b) ranking the Company’s Average Growth compared to the Performance Peers Average Growth, starting with the highest Average Growth and ending with the lowest Average Growth. A Named executive shall earn that portion of his or her Annual Incentive Bonus based upon Earnings Per Share Performance (an “EPS Bonus”) using a linear interpolation pursuant to which 0% of the EPS Bonus shall be earned if the Earnings Per Share Performance is below the 30th percentile, 33% of the EPS Bonus shall be earned if the Earnings Per Share Performance is at the 30th percentile, 100% of the EPS Bonus shall be earned if the Earnings Per Share Performance is at the 50th percentile, and 200% of the EPS Bonus shall be earned if the Earnings Per share Performance is at the 80th percentile or above as illustrated in the following matrix:

(iii)
A named executive shall earn that portion of his Annual Incentive Bonus based upon a Business Unit Performance (the “Business Unit Bonus”) using a linear interpolation pursuant to which 0% of the Business Unit Bonus shall be earned if Business Unit Performance is below 80%, 33% of the Business Unit Bonus shall be earned if 80% of Business Unit Performance is achieved, 100% of the Business Unit Bonus shall be earned if 100% of Business Unit Performance is achieved, and 200% of the Business Unit Bonus shall be earned if 120% or more of Business Unit Performance is achieved as illustrated in the following matrix:

(iv)	For 2014, the Annual Incentive Targets and payouts for the named executives are as follows:

ANNUAL INCENTIVE BONUS FACTORS
Executive Name	Target Award % of Base	BOKF EPS Growth		Business Unit		Strategic Objectives		Final Payouts
		Weight	Target Bonus (%)(1)	Weight	Target Bonus (%)	Weight	Target Bonus (%)	($)	% of Base
Steven G. Bradshaw	100%	100%	0%	--	--	--	--		0%
Steven E. Nell	60%	80%	0%	--	--	20%	110%	$66,000	13%
Daniel H. Ellinor	80%	40%	0%	40%	100.8%	20%	110%	$299,088	50%
Donald T. Parker	65%	50%	0%	30%	86.3%	20%	110%	$136,937	31%
Norman P. Bagwell	60%	40%	0%	40%	107.4%	20%	120%	$170,748	40%

(1)	For 2014, BOKF Earnings per Share Performance percentile rank was 11.4%.

(2)	Long Term Incentive Compensation. “Long Term Incentive Compensation” is determined as follows:

(i)
The long term incentive compensation target amount for each Comparable Executive Position at each peer bank is calculated based upon such peer banks’ latest proxy statements (the “Peer Bank Long Term Incentive Compensation Amount”).

(ii)
The Long Term Incentive Compensation awarded to each named executive is based upon the median of all the Pay Peer Bank Long Term Incentive Compensation Amounts corresponding to such Plan participant’s Comparable Executive Position, adjusted by the Committee using such factors years in the position, responsibilities and performance. The amounts paid to the Executives as restricted stock awards and may be found in columns (e) and (f) of the Summary Compensation Table on page 39.

(iii)	For 2014, the named executives were awarded the following percentage of Long Term Incentive Compensation:

Executive Name	2014 LTI Target (as a % of base)	Performance-Based (as a % of target)	Service-Based (as a % of target)
Steven G. Bradshaw	200%	100%
Steven E. Nell	106%	70%	30%
Daniel H. Ellinor	160%	100%
Donald T. Parker	110%	70%	30%
Norman P. Bagwell	105%	70%	30%

Long Term Incentive Compensation is paid through the award of service-based restricted stock, performance-based restricted stock, or a combination of service-based and performance based restricted stock, as determined by the Committee annually prior to March 15 of the applicable year. Service-based and performance-based restricted stock is issued pursuant to, and subject to the additional terms of (including restrictions and forfeiture), the BOK Financial Corporation 2009 Omnibus Incentive Plan (the “Omnibus Plan”). Performance-based restricted stock vests once such performance-based restricted stocks are earned as described in paragraph (v) below and generally may not be transferred by the named executive until two years after vesting. Service-based restricted stock vests once such service-based restricted stocks are earned as described in paragraph (vii) below, and generally may not be transferred by the named executive until two years after vesting.

(iv)
“Long Term Incentive EPS Performance” is the percentile ranking of the Company after (a) calculating the trailing three-year period earnings per share growth (determined as of the second anniversary of the end of the year in respect of which the performance-based restricted stocks were awarded) (the “Three Year EPS Average Growth”) for each Performance Peer and for the Company and (b) ranking the Company’s Three Year EPS Average Growth compared to the Performance Peers’ Three Year EPS Growth Average, starting with the highest Three Year EPS Average Growth and ending with the lowest Three Year EPS Average Growth.

(v)
Each annual award of performance-based restricted stocks is reviewed for performance as of the second year-end anniversary of the year in respect of which the performance-based restricted stocks were awarded (the “Reviewed Restricted Stocks”). A named executive shall earn Reviewed Restricted Stocks using a linear interpolation pursuant to which 0% of the Reviewed Restricted Stocks shall be earned if the Long Term Incentive EPS Performance is below the 30th percentile, 33% of the Reviewed Restricted Stocks shall be earned if the Long Term Incentive EPS Performance is at the 30th percentile, 100% of the Reviewed Restricted Stocks shall be earned if the Long Term Incentive EPS Performance is at the 50th percentile, and 200% of the Reviewed Restricted Stocks shall be earned if the Long Term Incentive EPS Performance is at the 80th percentile or above as illustrated in the following matrix:

(vi)
In the event that the Long Term Incentive EPS Performance is such that performance exceeds the target grant (e.g. 120% of target), the named executive receives an additional grant of performance-based restricted stock that equals the difference between the number of performance-based restricted stock that was granted at target and that which was earned pursuant to the immediately preceding paragraph (v) (e.g. 20%) (the “Shares Exceeding Target”). The vesting and transfer restrictions on the Shares Exceeding Target shall be equal in duration to the Reviewed Restricted Stock.

(vii)
To the extent the Company’s earnings per share for the year in which service-based restricted stock are granted (the “Service-Based Performance Year”) does not equal or exceed $1.00 per share (adjusted for stock dividends or distributions, recapitalizations, merger, consolidation, exchange of shares, stock splits or the like), the named executive shall forfeit all the service-based restricted stock granted to him in such Service-Based Performance Year on or before March 15 of the year following the Service-Based Performance Year To the extent the Company’s earnings per share for the year following the grant of service-based restricted stock equal or exceed $1.00 per share (adjusted for stock dividends or distributions, recapitalizations, merger, consolidation, exchange of shares, stock splits or the like), the named executive retains all the service-based restricted stock granted to him or her the previous and such shares shall be earned and vest three years following the date of grant.

401(k) Plan
Executives may contribute to the BOKF 401(k) Plan. Employee contributions are matched by the Company up to 6% of the base compensation based on years of service and subject to 401(k) Plan limits. Named executives may direct the investments of their accounts in a variety of options, including BOK Financial common stock.

Perquisites and Other Personal Benefits
Other than the participation in the plans and programs described above, benefits which are very immaterial in nature and disclosed in footnote six to the Summary Compensation Table on page 39 or benefits which are provided to employees generally such as health and dental insurance, the Company does not provide perquisites or other personal benefits to named executive officers.

Compensation Philosophy and Objectives

The BOK Financial executive compensation program has many objectives, all of which are designed to enhance Company value. Because no single type of compensation award or performance criteria could achieve all objectives, several types of compensation performance criteria and awards are used to achieve the maximum benefit from executive compensation.

There is no pre-established policy or target for allocating executive compensation between cash and equity, long-term and short-term. Rather, the Committee considers its varied objectives, personal performance, Company performance and data regarding peer bank compensation to establish the appropriate level and mix of incentive compensation. The Committee has generally chosen not to consider the benefits to named executives from previously awarded compensation other than to establish a baseline for future compensation.

Company executive compensation objectives include:

▪	Sustained, Above Peer Performance - BOK Financial rewards sustained above peer performance through the Executive Incentive Plan which uses comparative EPS Growth as a metric.

▪
Individual Performance and Teamwork - Annual incentive compensation promotes individual performance with a percentage of annual incentive compensation being based on Business Unit Performance (except for the CEO) and a percentage being based on EPS Growth, with potential downward adjustments for failure to meet individual performance goals. Long-term compensation, which is awarded entirely as equity, promotes teamwork by aligning all executives’ interests with the success of the Company as a whole.

▪
Link Compensation to Operational Results - By using EPS Growth and Business Unit Performance as the metrics for performance, both annual and long-term compensation are directly tied to financial performance of the Company. The Committee also considers the financial success of the Company when determining salary.

▪
Competition with Peer Banks -To attract and retain superior executives, BOK Financial strives to provide levels of compensation comparable to competitor banks. The Committee considers peer compensation data when establishing salary and incentive compensation targets.

▪
Align Executive Interests with Shareholder Interests - While BOK Financial does not have a specific policy or target for determining the allocation between equity and cash awards, the Company does promote equity ownership to align executive interests with shareholder interests. All long-term executive compensation is paid in restricted stock. Stock ownership guidelines as described on page 28 require executives to retain a Company stock.

Change in Control and Termination Benefits

The Company has a limited number of changes in control benefits for executive officers.  If an executive, or any employee of BOK Financial, is terminated within one year after a “change in control” (as defined in footnote 3 on page 48), and such termination is other than “for cause” (as defined in footnote 4 on page 49), then all unvested performance shares and stock options he or she has been granted vest.  Stock options must then be exercised within 90 days of the change in control.

Executive officers receive the same severance benefits as other BOK Financial employees which are based upon the amount of time a person has been employed by the Company.  Bradshaw, Nell, Ellinor, Parker and Bagwell are entitled to receive additional severance pursuant to their employment agreements as more fully described in Potential Payments upon Termination found on page 48.  The Company believes that the severance and termination payments help recruit and retain senior executives by protecting them in the event their positions are adversely impacted by an unexpected change in circumstance and are consistent with those offered by competitors.

Equity Grant Policy

In 2004, BOK Financial initiated a policy of granting all Company stock options and restricted stock, to both named executives and all other Company employees, on the first business Friday in January. This date was chosen by the Chief Executive Officer and the Chairman of the Board and is also the date that performance shares are awarded pursuant to the Executive Incentive Plan. In 2006, the pre-established grant date was changed to the second business Friday in January to account for administrative challenges during the holiday season (the “Grant Date”).

All stock options awarded by BOK Financial are priced at the market value for BOK Financial common stock on NASDAQ as of the Grant Date. There is no program or policy to coordinate the granting of options with the release of material non-public information as all grants occur on the Grant Date, including those made to new executive officers.
Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code
Both annual incentive and long-term awards made pursuant to the Executive Incentive Plan are designed to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly-held company is allowed to deduct each year for the compensation paid to each of the corporation’s chief executive officer and three most highly compensated executive officers other than the chief financial officer. However, performance-based compensation determined in accordance with IRS regulations is not subject to the limit. In order to qualify as performance-based compensation, payments must be computed on the basis of an objective, performance-based standard determined by a committee that consists solely of two or more voting outside directors and the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to and approved by the shareholders.

Section 409A of the Internal Revenue Code
If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to substantial risk of forfeiture. In such case, the Service Provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit included in the income. The Company believes all deferred compensation benefits currently comply with 409A.

Committee Report
The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held four meetings during fiscal year 2014. The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Committee, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and delivered to shareholders.

COMPENSATION COMMITTEE
Joseph W. Craft III (Chairman)
Chester E. Cadieux, III (non-voting)
David F. Griffin (non-voting)
George B. Kaiser (non-voting)
Steven J. Malcolm
E.C. Richards

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the Company’s equity compensation plans in effect at December 31, 2014. The 2009 Omnibus Incentive Plan and the BOK Financial Directors Stock Compensation Plan are included in the table. The material features of the compensation plans are described within Note 12 of the Company's Notes to Consolidated Financial Statements, which was included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(1)
Equity compensation plans approved by security holders:
stock options	793,891	$49.05	3,292,356
non-vested common shares	688,611	Not applicable	Not applicable
Sub-total	1,482,502		3,292,356
Equity compensation plans not approved by security holders	None	None	None
Total	1,482,502		3,292,356

(1)	Includes 418,919 shares of common stock which may be awarded pursuant to the BOK Financial Directors Stock Compensation Plan.

EXECUTIVE COMPENSATION TABLES
The following tables represent compensation of named executive officers over the periods represented in each table. The True-Up Plan, which was approved by shareholders in 2011, was created to address inequity in annual and long-term incentive resulting from the earnings per share percentile “bounce-back” by peer banks that performed poorly during the recent economic anomaly. The True-Up Plan was designed to allow for the restoration of the Company’s named executives’ annual and long-term compensation to levels comparable to that of named executives at the peer banks with comparative earnings per share performance from years 2006 through 2013. The final amount due under the 2011 True-Up Plan ($56.1 million) was determined from information published by peer banks during the first quarter of 2014, using December 31, 2013 as the determination date, and was distributed in May, 2014. For additional information, see pages 26 to 27.

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning the compensation of the named executive officers for the past three fiscal years.

Executive Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(3)	Option Award ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven G. Bradshaw President & Chief Executive Officer	2014	$800,000	$0	$4,610,626	$0	$5,204,968	$32,911	$34,526	$10,683,031
	2013	$484,275	$0	$229,091	$229,063	$248,085	$24,943	$47,068	$1,262,525
	2012	$466,377	$0	$437,413	$131,895	$382,462	$12,091	$41,862	$1,472,100

Steven E. Nell Executive Vice President, Chief Financial Officer	2014	$490,700	$0	$3,147,557	$0	$4,530,966	$10,398	$31,200	$8,210,820
	2013	$439,354	$0	$248,991	$248,964	$259,838	$26,119	$30,600	$1,253,866
	2012	$413,439	$0	$180,529	$99,519	$321,431	$16,585	$30,000	$1,061,503

Daniel H. Ellinor Senior Executive Vice President, Chief Operating Officer	2014	$600,000	$0	$3,905,810	$0	$5,390,643	$11,935	$26,726	$9,935,113
	2013	$484,275	$0	$458,127	$0	$273,430	$964	$24,694	$1,241,490
	2012	$466,377	$0	$592,658	-$16,927	$415,888	$1,712	$25,920	$1,485,628

Donald T. Parker Executive Vice President, Chief Risk Officer and Chief Information Officer, BOKF(7)	2014	$453,333	$0	$2,151,612	$0	$3,641,926	$0	$15,600	$6,244,471

Norman P. Bagwell Executive Vice President, Chief Executive Officer of Bank of Texas	2014	$421,750	$0	$1,816,382	$0	$2,869,454	$0	$18,647	$5,126,233
	2013	$403,054	$0	$429,254	$0	$209,681	$0	$211,458	$1,253,447
	2012	$389,546	$0	$397,056	-$10,897	$281,064	$0	$25,473	$1,082,242

(1)
The amounts in column (e) are the grant date fair value of the non-vested stock awards including, for 2014, awards granted under the True-Up Plan. As described in more detail in footnote (3), amounts reported for 2012 have been adjusted for the actual performance of the 2009 performance grant.

(2)
The amounts in column (f) are the grant date fair value of the non-vested option awards. As described in more detail in footnote (3), amounts reported for 2012 have been adjusted for the actual performance of the 2009 performance grant.

(3)
The chart below shows the dollar amounts of the grant date fair value of stock and option awards in 2012 for the 2012 grants and the adjustments for 2009 made in 2012, at the end of the three year performance period. Options for 2009 were granted at the maximum (150% of target) and Stock Awards were granted at target. The 2009 performance grants were adjusted to 136% of target at the end of the performance period which resulted in a decrease for options and an increase for stock awards.

Executive Name	Stock Options 2009 Adjustment Value	Stock Options 2012 Grant Value	Option Award Total (column (f) above)	Stock Awards 2009 Adjustment Value	Stock Awards 2012 Grant Value	Stock Award Total (column (e) above)
Steven G. Bradshaw	-$16,541	$148,436	$131,895	$288,985	$148,428	$437,413
Steven E. Nell	-$14,397	$113,916	$99,519	$66,593	$113,936	$180,529
Daniel H. Ellinor	-$16,927	$0	-$16,927	$295,802	$296,856	$592,658
Norman P. Bagwell	-$10,897	$0	-$10,897	$190,397	$206,659	$397,056

Adjustments, if any, of the 2010 and 2011 performance grants do not affect the grant date fair value of stock and option awards reported for 2013 and 2014 in columns (e) and (f), respectively.

(4)
The amounts in column (g) reflect the annual cash awards made pursuant to the Executive Incentive Plan, which is discussed in further detail on page 31 under the heading “Components of Executive Compensation.” Incentive amounts are paid at a targeted percentile of our peer group. The amounts in column (g) for 2014 also reflect cash awards made as part of the True-Up Plan, which is discussed in further detail in the True-Up Plan section of the Compensation Discussion and Analysis.

(5)
The amounts in column (h) for 2014 include (i) the actuarial increase in the present value of the named executive officer’s benefits under the Company pension plan using a discount rate defined in the Pension Plan and (ii) Nonqualified Deferred Compensation Earnings further described in column (d) of the Nonqualified Deferred Compensation Table on page 47. Executives who did not have the ability to defer income or who chose not to defer income are not required to disclose investment income on the Summary Compensation Table.

(6)
The amounts in column (i) for 2014 are derived from Company matching contributions to the 401(k) Thrift Plan as follows: Bradshaw, $31,200; Nell, $31,200; Ellinor, $23,400; Parker, $15,600; and Bagwell, $15,600. Amounts also include: trip earnings (personal portion of a trip such as an accompanying spouse or a free day) as follows: Bradshaw, $3,326; Ellinor $3,326; and Bagwell $3,047.

(7)	Parker was not a named executive officer in 2012 or 2013.

OPTION EXERCISES AND STOCK VESTED

The following table provides certain information concerning the exercise of stock options and the vesting of performance shares by the named executive officers during fiscal year 2014:

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Executive Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven G. Bradshaw	2,554	$328,213	46,518	$2,894,544
Steven E. Nell	0	0	41,359	$2,573,986
Daniel H. Ellinor	45,043	$977,373	45,516	$2,833,877
Donald T. Parker	0	0	26,243	$1,627,943
Norman P. Bagwell	1,004	$88,231	21,487	$1,344,998
GRANTS OF PLAN-BASED AWARDS
The following table provides certain information with respect to (i) non-equity annual incentive awards made pursuant to the Executive Incentive Plan, (ii) the options, service and performance shares awarded as long-term compensation pursuant to the Executive Incentive Plan and (iii) payments made in the form of cash and performance shares pursuant to the True-Up Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Executive Name	Grant Date (m/dd/yy)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Award ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)

Steven G. Bradshaw	(1)	$264,000	$800,000	$1,600,000
	1/10/2014 (5)				8,202	24,856	49,712	24,856			$1,599,981
	5/01/2014 (7)							46,518			$3,019,483

Steven E. Nell	(1)	$79,200	$240,000	$480,000
	(2)		$60,000	$72,000
	1/10/2014 (5)				1,690	5,120	10,240	5,120			$329,574
	1/10/2014 (6)							2,194			$141,228
	5/01/2014 (7)							41,359			$2,684,613

Daniel H. Ellinor	(1)	$63,360	$192,000	$384,000
	(2)		$96,000	$115,200
	(3)	$63,360	$192,000	$384,000
	1/10/2014 (5)				4,922	14,914	29,828	14,914			$960,014
	5/01/2014 (7)							45,516			$2,954,444

Donald T. Parker	(1)	$47,190	$143,000	$286,000
	(2)		$57,200	$68,640
	(4)	$28,314	$85,800	$171,600
	1/10/2014 (5)				1,626	4,928	9,856	4,928			$317,215
	1/10/2014 (6)							2,112			$135,949
	5/01/2014 (7)							26,243			$1,703,433

Norman P. Bagwell	(1)	$33,660	$102,000	$204,000
	(2)		$51,000	$61,200
	(3)	$33,660	$102,000	$204,000
	1/10/2014 (5)				1,528	4,630	9,260	4,630			$298,033
	1/10/2014 (6)							1,984			$127,710
	5/01/2014 (7)							21,487			$1,394,721

(1)
In 2014, Bradshaw was eligible to receive 100%, Nell - 80%, Parker - 50%, and Ellinor and Bagwell - 40% of their annual incentive based on EPS Growth. The cash awards set out in this table (tied to footnotes 1, 2, 3, and 4) were finalized and approved by the Independent Compensation Committee on February 24, 2015 and are provided in column (g), Summary Compensation Table on page 39 For final target achievement and payout, see the Annual Incentive Bonus Factors chart on page 33. The total annual incentive cannot exceed $2,000,000 for any participant per the Executive Incentive Plan.

(2)
Represents annual incentive targets for achievement of Strategic Objectives for Nell, Ellinor, Parker and Bagwell established by the Independent Compensation Committee on February 25, 2014 for services performed in 2014. Nell, Ellinor, Parker and Bagwell were eligible to receive 20% of their annual incentive based on Strategic Objective goal achievement.

(3)
Represents annual incentive targets for Business Unit Annual Incentive Bonus for Ellinor and Bagwell established by the Independent Compensation Committee on February 25, 2014 for service performed in 2014. Ellinor and Bagwell were eligible to receive 40% of their annual incentive based on Business Unit Performance.

(4)
Represents annual incentive targets for Annual Incentive Bonus for Parker established by the Independent Compensation Committee on February 25, 2014 for service performed in 2014. Parker was eligible to receive 30% of his annual incentive based on individual performance metrics (net direct operations percent achievement to plan).

(5)
Represents performance shares granted as long-term incentive pursuant to the Executive Incentive Plan. Performance shares vest when earned and are subject to a two year hold requirement, followed by stock ownership guidelines as further described in “Compensation Discussion and Analysis” on page 28.

(6)
Represents service shares granted as long-term incentive pursuant to the Executive Incentive Plan. Service shares vest on the third anniversary of the last day of the year for which the service shares were issued, and are subject to a two year hold requirement, followed by stock ownership guidelines as further described in Compensation Discussion and Analysis on page 28.

(7)
Payment under the True-Up Plan was awarded as cash and restricted shares based upon performance relative to peer performance during the same time frame. The restricted shares portion is set out in column (i) of this table, while the cash portion is set out in column (g) of the Summary Compensation Table. For additional information, see the discussion of the True-Up Plan on page 27 of the Compensation Discussion and Analysis. All shares awarded pursuant to the True-Up Plan vested in 2014.

(8)
Amounts reported in column (l) represent the grant-date fair value of non-vested stock awarded. The Company’s policy regarding the valuation of stock compensation is included in footnote 1 of the Company’s audited consolidated financial statements for the year ended December 31, 2014 which was included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015, and assumptions used in the calculation of the grant-date fair value of stock compensation are included in footnote 12.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table includes stock options and performance shares outstanding as of December 31, 2014.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Executive Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date (m/dd/yy)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Steven G. Bradshaw	--	4,283	--	$36.65	1/8/2018	--	--	--	--
	--	4,283	--	$36.65	1/8/2019	--	--	--	--
	--	3,596	--	$48.46	1/10/2018	--	--	--	--
	--	3,384	--	$55.74	1/10/2018	--	--	--	--
	--	3,384	--	$55.74	1/10/2019	--	--	--	--
	--	3,384	--	$55.74	1/10/2020	--	--	--	--
	--	3,384	--	$55.74	1/10/2021	--	--	--	--
	--	3,384	--	$55.74	1/10/2022	--	--	--	--
	--	3,384	--	$55.74	1/10/2023	--	--	--	--
	--	2,471	--	$55.94	1/13/2018	--	--	--	--
	--	2,472	--	$55.94	1/13/2019	--	--	--	--
	--	2,472	--	$55.94	1/13/2020	--	--	--	--
	--	2,472	--	$55.94	1/13/2021	--	--	--	--
	--	1,847	--	$58.76	1/12/2018	--	--	--	--
	--	1,847	--	$58.76	1/12/2019	--	--	--	--
	--	1,847	--	$58.76	1/12/2020	--	--	--	--
	--	1,847	--	$58.76	1/12/2021	--	--	--	--
	--	1,848	--	$58.76	1/12/2022	--	--	--	--
	--	--	--	--	1/20/2016	3,686	$221,307	--	--
	--	--	--	--	1/20/2017	2,526	$151,661	--	--
	--	--	--	--	2/28/2017	--	--	24,856	$1,492,354
	--	--	--	--	1/31/2018	4,110	$246,764	--	--
Total		51,589				10,322	$619,733	24,856	$1,492,354
Steven E. Nell	3,729	--	--	$36.65	1/8/2016	--	--	--	--
	3,729	--	--	$36.65	1/8/2017	--	--	--	--
	--	3,728	--	$36.65	1/8/2018	--	--	--	--
	--	3,729	--	$36.65	1/8/2019	--	--	--	--
	5,390	--	--	$47.05	1/5/2016	--	--	--	--
	6,202	--	--	$48.46	1/10/2016	--	--	--	--
	6,202	--	--	$48.46	1/10/2017	--	--	--	--
	--	6,202	--	$48.46	1/10/2018	--	--	--	--
	4,740	--	--	$54.33	1/11/2016	--	--	--	--
	4,741	--	--	$54.33	1/11/2017	--	--	--	--
	3,678	--	--	$55.74	1/10/2017	--	--	--	--
	--	3,678	--	$55.74	1/10/2018	--	--	--	--
	--	3,678	--	$55.74	1/10/2019	--	--	--	--
	--	3,678	--	$55.74	1/10/2020	--	--	--	--
	--	3,678	--	$55.74	1/10/2021	--	--	--	--
	--	3,678	--	$55.74	1/10/2022	--	--	--	--
	--	3,678	--	$55.74	1/10/2023	--	--	--	--
	5,147	--	--	$55.94	1/13/2016	--	--	--	--

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Executive Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date (m/dd/yy)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Steven E. Nell	5,147	--	--	$55.94	1/13/17	--	--	--	--
	--	5,147	--	$55.94	1/13/18	--	--	--	--
	--	5,147	--	$55.94	1/13/19	--	--	--	--
	--	5,148	--	$55.94	1/13/20	--	--	--	--
	--	5,148	--	$55.94	1/13/21	--	--	--	--
	1,417	--	--	$58.76	1/12/16	--	--	--	--
	1,417	--	--	$58.76	1/12/17	--	--	--	--
	--	1,417	--	$58.76	1/12/18	--	--	--	--
	--	1,418	--	$58.76	1/12/19	--	--	--	--
	--	1,418	--	$58.76	1/12/20	--	--	--	--
	--	1,418	--	$58.76	1/12/21	--	--	--	--
	--	1,418	--	$58.76	1/12/22	--	--	--	--
	--	--	--	--	1/20/17	1,939	$116,418	--	--
	--	--	--	--	2/28/17	2,194	$131,728	--	--
	--	--	--	--	2/28/17	--	--	5,120	$307,405
	--	--	--	--	1/31/18	4,467	$268,199	--	--
Total	51,539	63,406				8,600	$516,344	5,120	$307,405
Daniel H. Ellinor	--	4,384	--	$36.65	1/8/18	--	--	--	--
	--	4,384	--	$36.65	1/8/19	--	--	--	--
	--	3,686	--	$48.46	1/10/18	--	--	--	--
	2,471	--	--	$55.94	1/13/16	--	--	--	--
	2,471	--	--	$55.94	1/13/17	--	--	--	--
	--	2,471	--	$55.94	1/13/18	--	--	--	--
	--	2,472	--	$55.94	1/13/19	--	--	--	--
	--	2,472	--	$55.94	1/13/20	--	--	--	--
	--	2,472	--	$55.94	1/13/21	--	--	--	--
	--	--	--	--	1/20/16	3,686	$221,307	--	--
	--	--	--	--	1/20/17	5,052	$303,322	--	--
	--	--	--	--	2/28/17	--	--	14,914	$895,437
	--	--	--	--	1/31/18	8,219	$493,469	--	--
Total	4,942	22,341				16,957	$1,018,098	14,914	$895,437
Donald T. Parker	7,155	--	--	$36.65	1/8/2016	--	--	--	--
	7,155	--	--	$36.65	1/8/2017	--	--	--	--
	--	7,155	--	$36.65	1/8/2018	--	--	--	--
	--	7,154	--	$36.65	1/8/2019	--	--	--	--
	5,932	--	--	$48.46	1/10/2016	--	--	--	--
	5,932	--	--	$48.46	1/10/2017	--	--	--	--
	--	5,933	--	$48.46	1/10/2018	--	--	--	--
	4,665	--	--	$54.33	1/11/2016	--	--	--	--
	4,666	--	--	$54.33	1/11/2017	--	--	--	--
	2,734	--	--	$55.74	1/10/2017	--	--	--	--
	--	2,733	--	$55.74	1/10/2018	--	--	--	--
	--	2,733	--	$55.74	1/10/2019	--	--	--	--
	--	2,733	--	$55.74	1/10/2020	--	--	--	--
	--	2,733	--	$55.74	1/10/2021	--	--	--	--
	--	2,733	--	$55.74	1/10/2022	--	--	--	--

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Executive Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date (m/dd/yy)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Donald T. Parker	--	2,733	--	$55.74	1/10/23	--	--	--	--
	1,600	--	--	$55.94	1/13/16	--	--	--	--
	1,600	--	--	$55.94	1/13/17	--	--	--	--
	--	1,600	--	$55.94	1/13/18	--	--	--	--
	--	1,601	--	$55.94	1/13/19	--	--	--	--
	--	1,601	--	$55.94	1/13/20	--	--	--	--
	--	1,601	--	$55.94	1/13/21	--	--	--	--
	--	--	--	--	1/20/16	2,387	$143,315	--	--
	--	--	--	--	1/20/17	3,485	$209,239	--	--
	--	--	--	--	2/28/17	2,112	$126,804	--	--
	--	--	--	--	2/28/17	--	--	4,928	$295,877
	--	--	--	--	1/31/18	3,319	$199,273	--	--
Total	41,439	43,043				11,303	$678,632	4,928	$295,877
Norman P. Bagwell	--	2,857	--	$36.65	1/8/18	--	--	--	--
	--	2,857	--	$36.65	1/8/19	--	--	--	--
	1,600	--	--	$55.94	1/13/16	--	--	--	--
	1,600	--	--	$55.94	1/13/17	--	--	--	--
	--	1,600	--	$55.94	1/13/18	--	--	--	--
	--	1,601	--	$55.94	1/13/19	--	--	--	--
	--	1,601	--	$55.94	1/13/20	--	--	--	--
	--	1,601	--	$55.94	1/13/21	--	--	--	--
	--	--	--	--	1/20/16	2,387	$143,315	--	--
	--	--	--	--	1/20/17	3,517	$211,161	--	--
	--	--	--	--	2/28/17	1,984	$119,119	--	--
	--	--	--	--	2/28/17	--	--	4,630	$277,985
	--	--	--	--	1/31/18	7,701	$462,368	--	--
Total	3,200	12,117				15,589	$935,964	4,630	$277,985

(1)
Columns (b) and (c) represent stock options which vest 1/7 each year in accordance with the BOK Financial 2003 Stock Option Plan (as amended) and the BOK Financial 2009 Omnibus Incentive Plan and terminate three years after vesting.

(2)
Column (d) represents stock options granted as long-term incentive pursuant to the Executive Incentive Plan, the amount of which remains subject to adjustment based on EPS Growth over a three year performance period as further described in “Compensation Discussion and Analysis” on page 32.

(3)
Column (g) represents performance shares which are not subject to adjustment based upon the three year performance period, but which have not yet completed the vesting period. Performance shares vest pursuant to the Executive Incentive Plan. Shares may not be sold unless certain stock ownership guidelines are met as described in “Compensation Discussion and Analysis” on page 28.

(4)	Market value of performance shares is based on the fair market value of Company common stock on the last day of the year for which the market is open.

(5)
Column (i) represents performance shares granted as long-term incentive pursuant to the Executive Incentive Plan the amount of which remains subject to adjustment based on EPS Growth over a three year performance period as further described in Compensation Discussion and Analysis on page 32. Performance shares vest pursuant to the Executive Incentive Plan. Shares may not be sold unless certain stock ownership guidelines are met as described in “Compensation Discussion and Analysis.”

PENSION BENEFITS

The normal retirement age under the BOK Financial Pension Plan (the Plan) is age 65. At that time, a participant may receive a lump sum equal to his or her account balance. In lieu of a lump sum payment, the participant may elect to receive an annuity payment from the Plan based on different optional forms of payments defined in the Plan.

The following table shows the present value of accumulated benefits in the Plan for the named executive officers:

(a)	(b)	(c)	(d)	(e)
Executive Name(1)	Plan Name	Number of Years Credited Service (2)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Steven G. Bradshaw	BOKF Pension Plan	15	$ 163,391	$0
Steven E. Nell	BOKF Pension Plan	14	$ 127,064	$0
Daniel H. Ellinor	BOKF Pension Plan	2	$ 25,902	$0

(1)	Bagwell and Parker are named executives, but are not listed as they do not participate in the BOKF Pension Plan.

(2)
Named executives are credited with the number of years employed by the Company since the Pension Plan’s inception in 1987 (through December 31, 2005 when the number of years of credited service was frozen).

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to individual Deferred Compensation Agreements, the named executive officers (other than Bagwell, who joined BOKF in 2008 and Parker, who joined BOKF in 2005) were permitted, until December 31, 2004, to defer certain compensation.  In response to IRS guidance, these Deferred Compensation Agreements were amended in December of 2004 to preclude the deferral of future compensation and subsequently terminated.  Future deferrals would require entry into a new agreement. No named executive officer has entered into a new deferred compensation agreement.

The following table describes the current balance of deferral accounts:

Executive Name(1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Steven G. Bradshaw	--	--	$28,081 (3)	$0	$284,542
Steven E. Nell	--	--	$6,642 (3)	($164,902)	$0
Daniel H. Ellinor	--	--	$11,169	$0	$68,745

(1)	Bagwell and Parker are named executives, but are not listed as they have no deferral account.

Earnings on deferred compensation include:

(2)
For all three named executives listed, earnings include gains or losses reported on investments in distressed asset and venture capital funds, and interest earned on uninvested cash accrued at BOKF’s money market deposit rates.

(3)	For Nell and Bradshaw, earnings include dividends paid and changes in fair value of BOK Financial common stock.

POTENTIAL PAYMENTS UPON TERMINATION

The following table shows potential payments to the named executive officers under existing contracts, agreements, plans or arrangements for various scenarios, assuming a December 31, 2014 termination date. Each of the named executive officers is subject to an employment agreement.

Executive Name(1)	Compensation Component	Termination without Cause(2)	Termination without Cause Following a Change of Control(3)	Termination for Cause(4)
Steven G. Bradshaw	Salary/Severance	$1,199,849	$1,600,000
	Unvested Stock Options	$381,666	$381,666
	Unvested Performance Shares	$2,112,087	$2,112,087
	Other (5)	$3,000	$3,000	$3,000
	Total	$3,696,602	$4,096,753	$3,000

Steven E. Nell	Salary/Severance	$740,093	$1,000,000
	Unvested Stock Options	$434,624	$434,624
	Unvested Performance Shares	$823,749	$823,749
	Other (5)	$3,000	$3,000	$3,000
	Total	$2,001,466	$2,261,373	$3,000

Daniel H. Ellinor	Salary/Severance	$761,476	$1,200,000
	Unvested Stock Options	$288,304	$288,304
	Unvested Performance Shares	$1,913,535	$1,913,535
	Other (5)	$3,000	$3,000	$3,000
	Total	$2,966,315	$3,404,839	$3,000

Donald T. Parker	Salary/Severance	$541,501	$880,000
	Unvested Stock Options	$500,155	$500,155
	Unvested Performance Shares	$974,509	$974,509
	Other [5]	$3,000	$3,000	$3,000
	Total	$2,019,165	$2,357,664	$3,000

Norman P. Bagwell	Salary/Severance	$498,530	$850,000
	Unvested Stock Options	$155,903	$155,903
	Unvested Performance Shares	$1,213,949	$1,213,949
	Other (5)	$3,000	$3,000	$3,000
	Total	$1,871,382	$2,222,852	$3,000

(1)
Executive payments upon termination do not include payments of deferred compensation which are described on page 47, if applicable. The table assumes (i) that the executive has been paid all amounts owed through the date of termination, (ii) the closing price of BOK Financial common stock of $60.04 (as reported on NASDAQ as of December 31, 2014); and (iii) salary, stock option and performance share information as of December 31, 2014. Except as expressly provided herein or amounts owed up through the date of termination, Executive does not receive any additional payments in the event of voluntary termination, early retirement (prior to age 65), retirement (age 65 or older), involuntary for cause termination, change in control, or upon death or disability.

(2)
When the executive’s employment is terminated without cause, he shall receive standard severance pay for senior executives in effect at the time of termination, and in addition, an amount equal to the executive’s then annual salary payable in one lump sum payment. The executive shall be entitled to receive pension, thrift, medical insurance, disability insurance plans benefits and other fringe benefits accrued through, but not beyond the date of termination, and shall be entitled to receive pay for vacation in accordance with the Company’s existing policy. Options held by the executive shall vest and shall be exercisable for ninety days following termination and restricted stock held by the executive shall continue to be owned by the executive but shall remain subject to all applicable restrictions.

(3)
When the executive’s employment is terminated without cause following a change of control, he shall receive a lump sum payment in an amount equal to two times executive’s then Annual Salary at the time of termination in lieu of standard and enhanced severance amounts. “Change of Control” occurs when either (i) Mr. George Kaiser, affiliates of George B. Kaiser, George B. Kaiser Foundation, George Kaiser Family Foundation, and/or members of the family of George B. Kaiser collectively cease to own more shares of the voting capital stock of BOK Financial than any other shareholder (or group of shareholders acting in concert to control BOK Financial to the exclusion of George B. Kaiser, affiliates of George B. Kaiser, George B. Kaiser Foundation, George Kaiser Family Foundation, and/or members of the family of George B. Kaiser), or (ii) BOK Financial shall cease to own directly and indirectly more than fifty percent (50%) of the voting capital stock of BOKF, NA.

(4)
Termination of executive for cause would generally be termination for (i) failure to substantially perform his duties, (ii) committing any act which is intended to injure BOK Financial or its affiliates, (iii) charged, indicted or convicted of any criminal act or act involving moral turpitude, (iv) committing any dishonest or fraudulent act which is material to BOKF or its affiliates, including reputation or (v) refusing to obey orders of the CEO unless such instructions would require executive to commit an illegal act, could subject executive to personal liability, would require executive to violate the terms of his agreement or are inconsistent with recognized ethical standards or inconsistent with the duties of an officer of the bank.

(5)
For a period of two years following any termination for cause, and for a period of one year following any termination for any reason other than cause, the executive is prohibited from directly or indirectly contacting or soliciting, in any manner, individuals or entities who were at any time during the term of the executive’s employment agreement clients of BOK Financial or any of its affiliates, for the purpose of providing banking, trust, investment, or other services provided by BOK Financial or any of its affiliates, or contacting or soliciting employees of BOK Financial or any affiliates of BOK Financial to seek employment with any person or entity except BOK Financial and its affiliates. In exchange, the executive shall receive $3,000 in arrears for each year the non-solicitation agreement is in effect.

RELATED PARTY TRANSACTION REVIEW AND APPROVAL POLICY

BOK Financial has a written related party transaction policy, approved by the Audit Committee, which requires that all related party transactions reportable pursuant to SEC regulation S-K, Item 404(a) must be submitted to the Chief Financial Officer (“CFO”) for review. The Audit Committee conducts appropriate review and oversight of non-credit related party transactions for potential conflict of interest situations in accordance with NASDAQ Rule 5630(a), and the Credit Committee reviews and oversees related party credit transactions.

The related-party transaction must be intended for the benefit of the Company and made on terms no less favorable than those terms for unrelated persons. The CFO must also consider whether the transaction is occurring at arm’s length and the impact of the related party transaction on financial statement accounting and disclosure.

If the CFO determines that the transaction would be material, he must present the details and his conclusion to the Chairman of the Audit Committee. The Chairman of the Audit Committee will submit the related party transaction to the Audit Committee for approval based upon the same criteria as considered by the CFO, in addition to such criteria as may be deemed relevant by the members.

The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. The Company’s Office of General Counsel reviews all transactions disclosed in the officer and director questionnaires and discusses any transactions not previously identified with the CFO and verifies compliance with independence requirements under NASDAQ Rule 5605 and Section 162(m) of the Internal Revenue Code.

CERTAIN TRANSACTIONS

Certain principal shareholders, directors of the Company and their associates were customers of and had loan transactions with BOK Financial or its subsidiaries during 2014. None of them currently outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and (iii) did not involve more than normal risk of collectability or present other unfavorable features.

Certain related parties are customers of the Company for services other than loans, including consumer banking, corporate banking, risk management, wealth management, brokerage and trading, or fiduciary/trust services. The Company engages in transactions with related parties in the ordinary course of business and in compliance with applicable regulation.

BOK leases office space in the Copper Oaks and Lewis Center facilities located in Tulsa, Oklahoma, which are owned by Mr. Kaiser and affiliates. Lease payments for both facilities totaled $1,077,001 in 2014.

QuikTrip Corporation has entered into a fee sharing agreement with TransFund, BOKF’s automated teller machine (ATM) network, (“TransFund”) respecting transactions completed at TransFund ATMs placed in QuikTrip locations. In 2014, BOKF paid QuikTrip approximately $5.03 million pursuant to this agreement. Mr. Cadieux, a BOK Financial director, is Chief Executive Officer, Chairman, and a shareholder of QuikTrip Corporation.

Great Plains National Bank, located in Elk City, Oklahoma, received ATM and debit card services from TransFund for which it paid approximately $854,000 in fees. Steven Nell, the Company’s Chief Financial Officer, and certain family members own approximately 14.4% of Great Plains National Bank. Mr. Nell’s parents are members of the Great Plains National Bank Board of Directors.

In 2009, Argonaut VPP, an affiliate of Mr. Kaiser, entered into natural gas and oil hedges. The fair value of the hedges depends on the market price of the hedged commodities, varies from day to day, and could, on any given day, be a long or short position. BOK offsets customer positions with counterparties. On December 31, 2014, the fair value of the hedge was a $5.4 million long position from Argonaut VPP’s perspective. Argonaut VPP did not enter into any new natural gas or oil hedges in 2014.

In 2012, Griffin Communications, L.L.C. entered into an interest rate hedge with BOK. On December 31, 2014, the total fair value of the interest rate hedge for Griffin was negative $391,615 from Griffin Communications’ perspective. Mr. Griffin, a BOK Financial director, is President and Chief Executive Officer of Griffin Communications, L.L.C.

INSIDER REPORTING

Based upon a review of the filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2014 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with the exception of a late report in February 2015 as a result of an administrative error relating to 4,250 shares sold by Bagwell in March 2014, and a late report in February 2015 as a result of an administrative error relating to 505 shares acquired through deferred compensation by Nell in August 2014.

PROPOSALS OF SHAREHOLDERS

The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2016 Annual Shareholders' Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at Bank of Oklahoma Tower, Tulsa, Oklahoma 74172, no later than December 1, 2015.

OTHER MATTERS

Management does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to in this proxy statement. If any other matters properly come before the meeting, it is intended that the Proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.

THE COMPANY MAKES AVAILABLE ITS PERIODIC AND CURRENT REPORTS, FREE OF CHARGE, ON ITS WEB SITE AS SOON AS REASONABLY PRACTICABLE AFTER SUCH MATERIAL IS ELECTRONICALLY FILED WITH, OR FURNISHED TO, THE SEC AT HTTP://WWW.BOKF.COM.

COPIES OF THE ANNUAL REPORT ON FORM 10-K AND OTHER DISCLOSURE STATEMENTS FOR BOK FINANCIAL CORPORATION MAY BE OBTAINED WITHOUT CHARGE TO THE SHAREHOLDERS BY WRITING TO THE CHIEF FINANCIAL OFFICER, BOK FINANCIAL CORPORATION, P. O. BOX 2300, TULSA, OKLAHOMA 74192, OR THROUGH THE INTERNET AT WWW.EMATERIALS.COM/BOKF OR VIA E-MAIL TO JCRIVELLI@BOKF.COM.